UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

Maxwell Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123

March 26, 2010

To Our Stockholders:

It is my pleasure to invite you to attend the 2010 Maxwell Technologies, Inc. Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 6, 2010 at 11:00 a.m., PDT, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

We hope you will be able to attend the Annual Meeting to listen to a discussion of Maxwell’s 2009 performance and the outlook for this year, and answer any questions you may have.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 26, 2010, we expect to begin mailing to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.

Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reviewing the Proxy Statement, you are urged to promptly vote in accordance with the instructions set forth on the Proxy Card you received. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.

If you have any questions concerning the Annual Meeting or the proposals being voted on, please contact our Investor Relations Department at (858) 503-3300.

Sincerely,

David J. Schramm Chief Executive Officer

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2010

To the Stockholders of

Maxwell Technologies, Inc.:

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on May 6, 2010 at 11:00 a.m., PDT, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, for the purpose of considering and voting upon the following:

•	To elect three Class II members to the Board of Directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

•

To approve an increase in the number of shares of Common Stock reserved for issuance under the 2005 Omnibus Equity Incentive Plan from 1,750,000 shares to 2,750,000 shares and approve for federal tax purposes the performance goals that may be used with respect to certain performance-based awards granted under the plan.

•	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

The foregoing business items are more fully described in the following pages, which are made part of this notice.

WHO MAY VOTE:

The Board of Directors has fixed the close of business on March 12, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Kevin S. Royal Secretary

March 26, 2010

San Diego, California

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO VOTE VIA THE INTERNET. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING”.

MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CALIFORNIA 92123

(858) 503-3300

PROXY STATEMENT

FOR MAXWELL TECHNOLOGIES

2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2010

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 26, 2010, we will mail to our stockholders an Important Notice Regarding Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice also instructs you on how to access your Proxy Card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING:

Question:	Why am I receiving these materials?

Answer:	Our Board of Directors has made these materials available to you on the Internet or, upon your request will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question:	Why am I being asked to review materials on-line?

Answer:	Under rules adopted by the SEC, we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. We anticipate that the Notice will be mailed to stockholders on or about March 26, 2010.

Question:	How can I electronically access the proxy materials?

Answer:	The Notice provides you with instructions on how to view our proxy materials on the Internet.

Question:	How can I obtain a full set of proxy materials?

Answer:	The Notice provides you with instructions on how to request printed copies of the proxy materials. You may request printed copies until one year after the date of the Annual Meeting.

Question:	What information is contained in this Proxy Statement?

Answer:	The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information.

Question:	Who is soliciting my vote pursuant to this Proxy Statement?

Answer:	Our Board of Directors is soliciting your vote.

Question:	Who is entitled to vote?

Answer:	Stockholders of record of our Common Stock at the close of business on March 12, 2010 are entitled to vote at the Annual Meeting.

Question:	What am I voting on?

Answer:	You are voting on proposals:

•	To elect three Class II members to the Board of Directors.

•

To approve an increase in the number of shares of Common Stock reserved for issuance under the 2005 Omnibus Equity Incentive Plan from 1,750,000 shares to 2,750,000 shares and approve for federal tax purposes the performance goals that may be used with respect to certain performance-based awards granted under the plan.

•	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Question:	How does the Board of Directors recommend that I vote?

Answer:	The Board of Directors recommends a vote:

•	“FOR ALL” the election of three Class II directors.

•

“FOR” the approval of an increase in the number of shares of Common Stock reserved for issuance under the 2005 Omnibus Equity Incentive Plan from 1,750,000 shares to 2,750,000 shares and the approval for federal tax purposes of the performance goals that may be used with respect to certain performance-based awards granted under the plan.

•	“FOR” the ratification of the appointment of McGladrey and Pullen, LLP as our independent registered public accounting firm for fiscal year 2010.

Question:	How may I cast my vote?

Answer:	If you are a registered holder of our common stock, meaning that your shares are registered with our transfer agent in your name, you have three options for submitting your vote before the meeting: via the Internet, by telephone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. If you hold your shares in your name as a registered holder, you may also submit your vote in person at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer, or other similar organization rather than from Maxwell. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the notice, proxy card or voting instruction form you should have received from your brokerage firm or similar organization in order to vote your shares. If you intend to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the Annual Meeting.

Question:	May I cast my vote in person?

Answer:	Yes. If you are the registered holder of the shares, you can vote in person by coming to the Annual Meeting. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the Annual Meeting.

Question:	May I cast my vote over the Internet or by telephone?

Answer:	Voting Alternatives:

•	via the Internet at www.proxyvote.com, by following the instructions for Internet voting on the Notice or Proxy Card mailed to you;

•	by phone, by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

If like most stockholders of the Company, you hold your shares in street name through a brokerage firm, bank or other similar organization rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being provided to you by such organization. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

We encourage you to vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by phone or by mail—will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, those who hold shares in street name will need to contact the brokerage firm, bank or other similar organization that holds their shares to obtain a legal proxy to bring to the meeting.

Question:	May I revoke or change my vote?

Answer:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you hold shares in street name, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Question:	Do I have to do anything if I plan to attend the Annual Meeting in person?

Answer:	No, we believe physical space at the Annual Meeting location will be sufficient to accommodate our normal attendance of this event.

Question:	Who will count the votes?

Answer:	The Company has hired a third party, Broadridge Financial Solutions, Inc., to tabulate votes cast by proxy and an inspector of elections will be present at the Annual Meeting to tabulate the final vote results.

Question:	What happens if the Annual Meeting is adjourned or postponed?

Answer:	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Question:	How are votes counted?

Answer:	With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

Question:	What is the deadline for voting?

Answer:	The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Time on May 5, 2010. If you hold your shares in street name, please check the information you received from your brokerage firm, bank, dealer, or other similar organization for the voting deadline. If you plan to attend the Annual Meeting and to cast your vote in person, the polls will remain open until they are closed during the Annual Meeting on May 6, 2010. If you hold your shares in street name, you will need to bring the required paperwork in order to vote in person at the Annual Meeting. Please see the answer to the question “May I cast my vote in person?” above for more information.

Question:	How can I find the results of the Annual Meeting?

Answer:	Preliminary results will be announced at the Annual Meeting and final results will be published in a Form 8-K filed shortly after the meeting as well as in our quarterly report on Form 10-Q for our second quarter ended June 30, 2010, which will be filed with the SEC.

Question:	How can I communicate with the Board of Directors?

Answer:	Stockholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 9244 Balboa Avenue, San Diego, California 92123.

GENERAL INFORMATION

The Board of Directors of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” or “we” or “us”), is soliciting the enclosed proxy for use at the 2010 Annual Meeting of Stockholders to be held on May 6, 2010 at 11:00 a.m., local time, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof. This Proxy Statement was first made available on or about March 26, 2010 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Annual Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Meeting and any adjournment or postponement thereof.

The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. The Company will also pay the expenses of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to mailing materials, some of the Company’s directors, officers and regular employees, without extra compensation, may solicit proxies by telephone, personal interview, or other means.

The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, is available over the Internet or, if requested per the instructions in the Notice, will be mailed to stockholders along with the this Proxy Statement. The Annual Report on Form 10-K contains, among other things, financial information regarding the Company and a discussion of business developments during the fiscal year ended December 31, 2009. It is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.

VOTING RIGHTS

The close of business on March 12, 2010 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had outstanding and entitled to vote 26,414,065 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The holders of record of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the appointment of independent auditors.

With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. In matters other than the election of directors, the matter must be approved by the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting. Under Delaware law and the Company’s Amended and Restated Bylaws (“Bylaws”), abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders must be received by us no later than November 26, 2010, which is 120 days prior to the first anniversary of the mailing date of the Proxy Statement, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2011 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company at least 60, but no more than 90 days, prior to the date of the 2011 Annual Meeting of Stockholders. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2011 Annual Meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class II expires on the date of the Annual Meeting. The directors in Class III and Class I will continue in office until their terms expire at the 2011 and 2012 Annual Meeting of Stockholders, respectively. The directors elected in Class II at the Annual Meeting will hold office until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Holders of Common Stock are entitled to cast one vote for each share held for each of the three nominees for director in Class II. The three nominees receiving the greatest number of “FOR” votes will be elected directors of the Company in Class II. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers or directors.

Set forth below is information with respect to nominees for director and other directors of the Company who will continue in office for terms extending beyond the Annual Meeting, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director within the past five years, their period of service as a Company director and their age. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Mark Rossi, 53 (Class II)

Mr. Mark Rossi was appointed a Class II director in November 1997. He serves on the Audit Committee, the Compensation Committee and the Governance, Nominating and Strategy Committee. Mr. Rossi is a senior managing director of Cornerstone Equity Investors, L.L.C., a New York-based private equity firm. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was president of Prudential Equity Investors, Inc. Mr. Rossi’s industry focus is on technology companies. He is also a member of the board of directors of several private companies and non-profit organizations.

Individual experience: Mr. Rossi brings a breadth of equity experience across a wide range of industries. He has a successful record of managing equity investments in his current position with Cornerstone Equity Investors, L.L.C., along with extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financing, all of which make him further qualified to serve as a director.

Jean Lavigne, 72 (Class II)

Mr. Jean Lavigne was appointed a Class II director in August 1999. He serves on the Compensation Committee and the Governance, Nominating and Strategy Committee. From November 1993 until his retirement at the end of 2002, Mr. Lavigne served as vice president and country president in France and Belgium for Motorola, Inc., and he was president and chief executive officer of Motorola, SA and of Motorola Semiconductor SA. Prior to joining Motorola, Mr. Lavigne was with Digital Equipment Corporation in Europe where he was responsible for manufacturing and engineering technology and served as a member of its European government affairs team. Mr. Lavigne resides in Paris, France.

Individual experience: Mr. Lavigne’s international business experience as well as his background in the technology industry make him further qualified to serve as a director.

Burkhard Göeschel, 63 (Class II)

Professor Göeschel was appointed a Class II director in February 2007. He serves on the Governance, Nominating and Strategy Committee. He is currently the CTO of vehicles and powertrain of MAGNA International, a leading NYSE-listed global supplier of technologically advanced automotive systems, components and complete modules. From 2000 until his retirement in 2006, he was a member of the six-person management board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a group leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is a member of the university’s management board and a trustee of its Institute for Advanced Studies. He is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities, serves on the Research Commission and the Scientific and Ethical Advisory Board for the state of Bavaria, and was general chairman of the Society of Automotive Engineers 2006 World Congress.

Individual experience: Dr. Göeschel’s global automotive industry experience, breadth of knowledge concerning the international marketplace and prior affiliation with BMW Group, in addition to a strong technical background and deep knowledge of the automotive market, make him further qualified to serve as a director.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2011 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 73 (Class III)

Mr. Guyett was appointed a Class III director in January 2000 and served as Chairman from May 2003 until May 2007. He serves on the Audit Committee, the Compensation Committee and the Governance, Nominating and Strategy Committee. Since 1995, he has been President and Chief Executive Officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. Since 1990, he has been a director of Newport Corp., a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. He is also a director and Treasurer of the Christopher and Dana Reeve Foundation and serves on the boards of privately held companies. From 1991–1995, he was a director and chief financial officer of Engelhard Corp and from 1987–1991, he was a director and chief financial officer of Fluor Corporation.

Individual experience: Mr. Guyett, with his experience in various senior leadership positions, including chief financial officer, provides the Company with broad insight into financial and operational matters. Further, Mr. Guyett’s extensive experience in international operations and his demonstrated leadership on the boards of several other companies expand his qualifications to serve on our Audit Committee, Compensation Committee and Governance, Nominating and Strategy Committee.

David J. Schramm, 60 (Class III)

Mr. David J. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 37-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems. Before joining Maxwell, he was president and CEO of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was president and CEO of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Individual experience: Mr. Schramm’s extensive automotive industry experience with General Motors, including its parts operations, and subsequent experiences as president and CEO of two companies prior to joining Maxwell provide him a breadth of knowledge concerning issues affecting the day-to-day oversight of our Company’s operations. He brings to the Board his knowledge of the automotive industry and its trends, and he contributes his perspective on, and experience in, a broad range of board oversight matters.

Yon Yoon Jorden, 55 (Class III)	Ms. Jorden was appointed a director in Class III in May 2008. She serves on the Audit Committee. During a business career spanning more than 25 years, she served as chief financial officer of four publicly traded companies, most recently as executive vice president and CFO of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants. Previously she was CFO of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and Wellpoint Health Networks, an NYSE-listed managed care company. Earlier in her career she was a senior auditor with Arthur Andersen & Co., where she became a Certified Public Accountant. She currently serves as a director and audit committee chair of Magnatek, Inc., an NYSE-listed manufacturer of digital power control systems and U.S. Oncology, Inc., the leading oncology services company.

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Individual experience: Ms. Jorden’s extensive experience as chief financial officer in various industries provides her a tremendous depth of knowledge into financial, operational and Board oversight matters and the financial expertise required for our Audit Committee. In addition, Ms. Jorden’s service on other boards provides her additional insight.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2012 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
José L. Cortes, 45 (Class I)

Mr. Cortes was appointed a Class I director in July 2002. Since 1999, Mr. Cortes has been chairman of Montena, SA, a holding company that sold its Montena Components, Ltd., subsidiary to the Company in July 2002. Since 1996, he has been a director of GenTurica, AG, an asset management firm, and a partner in the firm of Cortes & Grossenbacher, a family office and private equity advisor. Mr. Cortes resides in Zürich, Switzerland.

Individual experience: Mr. Cortes provides extensive industry experience, familiarity with the Company’s High-Voltage Capacitors operations, and experience in commercial finance, private equity and leveraged finance.

Edward Caudill, 67 (Class I)

Mr. Caudill was appointed a Class I director in December 2004 and was elected Chairman in May 2007. He serves on the Compensation Committee and the Governance, Nominating and Strategy Committee. From August 2002 until March 2005, he was president and chief executive officer and a director of Fleetwood Enterprises, a leading producer of recreational vehicles and manufactured housing. From 1999 until he joined Fleetwood, he was a corporate vice president of PACCAR, Inc., a manufacturer of heavy duty trucks, and before that was general manager of PACCAR’s subsidiary, Kenworth Truck Company. Previously, he was PACCAR’s vice president of purchasing, general manager of its parts distribution business, and held several management positions with Peterbilt Motors, another PACCAR truck division. Earlier in his career, he held senior level sales and manufacturing positions with Rockwell International and Eaton Corp.

Individual experience: Mr. Caudill’s extensive transportation industry experience and experience as an executive and director of a transportation company, as well as his general industry knowledge gained through his experience with several transportation companies, all contribute to his breadth of knowledge on issues concerning our Company and further qualify him as a director.

Roger Howsmon, 65 (Class I)	Mr. Howsmon was appointed a Class I director in May 2008. He serves on the Governance, Nominating and Strategy Committee. Mr. Howsmon is chief marketing officer and senior vice president of sales for the school bus division of Blue Bird Corporation, one of the world’s leading bus manufacturers. Previously, he led the manufactured housing group of Fleetwood Enterprises, and before that was chairman and CEO of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry with Cummins Engine Company and Perkins Engines, and then spent five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks.

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Individual experience: Mr. Howsmon’s extensive transportation industry experience, familiarity with the Company’s key operations, experience as an executive of numerous transportation companies, general industry knowledge gained through his experience with several transportation companies and extensive marketing and distribution skills make him further qualified to serve as a director.

Vote Required for Approval and Recommendation of the Board

With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

The Board recommends that stockholders vote FOR ALL of the nominees identified above.

PROPOSAL 2

APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED

FOR ISSUANCE UNDER THE 2005 OMNIBUS EQUITY INCENTIVE PLAN

We seek stockholder approval of a 1,000,000 share increase in the number of shares of our Common Stock reserved for issuance under the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (the “Omnibus Plan”).

In 2005, the Board adopted and the stockholders approved the Omnibus Plan, under which 750,000 shares of Common Stock comprising the plan’s base share pool were reserved for issuance to employees, consultants and directors pursuant to stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units and dividend equivalent units in any combination, separately or in tandem. In 2007, the Board adopted and the stockholders approved an amendment to the Omnibus Plan to replenish the plan’s share pool by 1,000,000 shares, to an aggregate of 1,750,000 shares. On February 10 2010, the Board amended the Omnibus Plan, subject to stockholder approval, to increase the plan’s share pool by an additional 1,000,000 shares, from 1,750,000 shares to 2,750,000 shares. The foregoing amendment is contingent upon the approval of the stockholders of the Company.

In addition to the shares reserved for issuance under the Omnibus Plan’s base share pool as described above, shares subject to an award granted under the Company’s prior stock plan that would have become available for re-grant under the terms of that plan upon cancellation or expiration of such awards become available for re-grant under the Omnibus Plan. As of March 12, 2010, approximately 373,200 shares have become available for grant under the Omnibus Plan upon cancellation of awards originally granted under the prior stock plan, and because approximately 614,800 shares are subject to unexercised options that remain outstanding under the prior stock plan, it is possible that up to that number of additional shares could in the future become available for grant under the Omnibus Plan. These shares will become available for grant under the Omnibus Plan only to the extent they are not issued upon exercise of the currently outstanding stock options granted under the Company’s prior stock plan.

Approval of this Proposal 2 will also constitute approval of the material terms of the Omnibus Plan, including the performance goals (described below under the caption “Performance-Based Awards”) that may be used in structuring awards granted under the Omnibus Plan that are intended to qualify as “performance-based compensation” for certain federal corporate income tax purposes under Internal Revenue Code Section 162(m). These tax rules require that the performance goals set forth in the Omnibus Plan be approved by our stockholders every five years.

As of March 12, 2010, approximately 580,100 shares of Common Stock have been issued upon exercise of stock options, settlement of restricted stock units or vesting of stock awards granted under the Omnibus Plan; approximately 1,169,300 shares are subject to outstanding, unexercised stock options granted under the Omnibus Plan (which options have a weighted average exercise price of $12.01 per share); approximately 313,800 share as subject to unvested restricted stock awards granted under the Omnibus Plan; no shares are subject to outstanding restricted stock units; and approximately 60,000 shares of Common Stock remained available to be awarded under the Omnibus Plan. This small number of shares remaining available for grant under the Omnibus Plan makes approval of this Proposal 2 critical if our compensation program is to continue to include an equity compensation component.

We believe that our ability to award incentive compensation based on equity in the Company is critical to our success in remaining competitive and attracting, motivating and retaining key personnel. The efforts and skill of our employees and other personnel who provide services to the Company generate much of the growth and success of our business. We believe that a broad-based equity incentive program will help us to be highly successful in motivating and rewarding the efforts of our employees and other valuable personnel. By giving our employees, consultants and directors an opportunity to share in the growth of our equity, we will be aligning their interests with those of our stockholders. Our employees, consultants and directors understand that their stake in our Company will have value only if, working together, we create value for our stockholders. Awards under the Omnibus Plan generally vest over a period of time, giving the recipient an additional incentive to provide services over a number of years and build on past performance. We believe that the Omnibus Plan has helped and will continue to help us to build a team of high achievers who demonstrate long-term dedication and productivity and who, in turn, help us to attract like-minded individuals to our Company.

Vote Required for Approval and Recommendation of the Board

Approval of the aforementioned amendment to the Omnibus Plan by the stockholders of the Company will require the affirmative vote of a majority of the shares of Common Stock voted on the matter. Under Delaware law and the Bylaws, abstentions are counted as votes cast, and therefore have the same effect as votes against approval of the Omnibus Plan.

The Board recommends that stockholders vote FOR approval of the amendment to the Company’s 2005 Omnibus Equity Incentive Plan.

Terms and Conditions of the Omnibus Plan

The principal terms and provisions of the Omnibus Plan are summarized below. This summary, however, is not intended to be a complete description of all of the terms and provisions of the Omnibus Plan, which is attached hereto as Appendix A. To the extent there is a conflict between this summary and the actual terms of the Omnibus Plan, the actual terms of the Omnibus Plan will govern.

Number of Shares

2,750,000 shares of our Common Stock, including 1,000,000 shares which are the subject of this proposal, are reserved for issuance under the Omnibus Plan.

If an option or other award issued pursuant to the Omnibus Plan expires or terminates for any reason prior to exercise in full, if an award is settled in cash without payment in shares, if restricted shares are forfeited to the Company, if shares subject to an award are withheld in order to pay the exercise price or withholding taxes applicable to an award or if shares subject to an award issued pursuant to the Company’s 1995 Stock Plan would become available for grant under the terms of that plan, then the share subject to such termination, forfeiture, settlement or withholding will again be available for issuance under the Omnibus Plan. Only shares actually issued under the Omnibus Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the Omnibus Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the Omnibus Plan.

The Omnibus Plan imposes the following limitations on awards issuable to any individual in a calendar year:

•

The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 250,000 shares, except that this limit is 500,000 if the grant is made in the year in which the individual begins employment with us.

•	The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 250,000 shares.

•

The maximum number of shares that may be subject to performance shares or performance units (if such units are valued in relation to shares) granted to any one person in any calendar year is 250,000 shares.

•	The maximum amount payable under an award of performance units (if such units are not valued in relation to shares) granted to any one person in any calendar year is $250,000.

The number of shares reserved for issuance under the Omnibus Plan, and the limits on the number of awards that may be granted to any one participant or of a particular type, as described above, are subject to adjustment to reflect certain potential subsequent changes to our capital structure, such as stock splits, stock dividends and recapitalizations.

Administration

The Omnibus Plan is administered by our Compensation Committee. The Compensation Committee has full power to administer the Omnibus Plan and the decisions of the Compensation Committee are final and binding upon all the participants. The Board may delegate the Compensation Committee’s administrative authority to another committee, or the Compensation Committee may delegate some of its authority to the Chief Executive Officer of the Company. Any such delegation may be made only to the extent the law allows. In no event may such delegation be made with respect to awards granted to individuals who are subject to Section 16 of the Exchange Act unless the delegation is made to a committee composed entirely of non-employee directors.

Eligibility

Employees (including officers), directors and consultants who render services to the Company or its affiliates are eligible to receive awards under the Omnibus Plan. The actual selection of the participants in the Omnibus Plan is generally determined by the Compensation Committee.

As of March 12, 2010, approximately 320 persons (including three executive officers) were eligible to participate in the Omnibus Plan.

Types of Awards

The Omnibus Plan provides for the issuance of the following types of equity awards: stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units and dividend equivalent units in any combination, separately or in tandem. Subject to the terms of the Omnibus Plan, the Compensation Committee will determine the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment.

Stock Options. A stock option gives an optionee a right to purchase shares of our Common Stock at an exercise price determined at the time an option is granted. The exercise price of an option is determined by the Compensation Committee at the time of grant but may not be less than the fair market value of our Common Stock on the date of grant. The Omnibus Plan permits the issuance of both incentive stock options qualified with respect to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and nonstatutory stock options not intended to meet such requirements. No stock option granted under the Omnibus Plan may have a term longer than ten years, except that under the Omnibus Plan the term may be extended for six months beyond the date of death in the event that an option recipient dies prior to the option’s termination date. The exercise price of stock options may be paid in cash or through a same-day sale program pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay to the Company, out of the sale proceeds, sufficient funds to cover the exercise price and all applicable withholding taxes. If the Compensation Committee permits, the exercise price of an option may also be paid by tendering shares of our Common Stock, or by any other means the Compensation Committee approves. The Compensation Committee may approve the automatic grant of a new option (called a “replenishment option”), if an option holder surrenders previously-owned shares of our Common Stock to us in payment of the exercise price of an outstanding stock option. A replenishment option grant would generally cover only the number of shares surrendered, and would expire at the same time as the option that was exercised would have expired. Stock options vest and become exercisable at the rate specified by the Compensation Committee. Neither the Compensation Committee nor any other person may decrease the exercise price for any outstanding option after the day of grant nor cancel or allow an option recipient to surrender an outstanding option to the Company as consideration for the grant of a new option with a lower exercise price or the grant of another type of award the effect of which is to reduce the exercise price of any outstanding option.

Stock Appreciation Rights. A stock appreciation right (“SAR”) allows an eligible person to benefit from increases in the value of our Common Stock. SARs are granted pursuant to stock appreciation right agreements adopted by the Compensation Committee and may be granted in tandem with, or independent of, option grants under the Omnibus Plan. Upon exercise of an independent SAR, the individual will be entitled to a payment from the Company (which may be made in cash, shares or a combination of both) in an amount equal to the product of (a) the excess of the per share fair market value of our Common Stock on the date of exercise over the exercise price, multiplied by (b) the number of shares of Common Stock with respect to which the stock appreciation right is exercised. Tandem SARs provide recipients with the right to surrender their options for an appreciation distribution from the Company (which may be made in cash, shares or a combination of both) equal in amount to the excess of (a) the fair market value of the vested shares for Common Stock subject to the surrendered option on the date of exercise over (b) the aggregate exercise price payable for such shares. The exercise price of SARs may not be less than the fair market value of our Common Stock on the date of grant. Each SAR may or may not be subject to vesting tied to length of service or attainment of performance goals. Stock appreciation rights expire no later than ten years after their grant date, except that under the Omnibus Plan the term may be extended for six months beyond the date of death in the event that a recipient dies prior to the SAR’s termination date.

Restricted Stock and Restricted Stock Unit Awards. Restricted shares of our Common Stock may be issued to eligible persons, either at a price determined by the Compensation Committee or as a bonus for the performance of services. Restricted stock units allow eligible persons to receive a payment based on the value of a specified number of shares of our Common Stock. The Compensation Committee will determine whether restricted stock units will be paid in cash, shares of our Common Stock or a combination thereof. The Compensation Committee will determine the vesting applicable to restricted stock and restricted stock units, which may require that certain performance goals be met. Unless restricted stock or restricted stock units are granted to an eligible person in consideration for a reduction in cash compensation (including bonus cash compensation), restricted stock and restricted stock units must have a vesting schedule of at least three years if vesting is not tied to the attainment of performance goals or at least one year if vesting is tied to the attainment of performance goals. The Compensation Committee may specify that restricted stock or restricted stock units will vest sooner in the event of the recipient’s termination of employment as a result of death, disability or retirement.

Performance-Based Awards. In order to enable the Company to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, the vesting of restricted stock and restricted stock units may be dependent upon the attainment of objective performance targets relative to certain performance measures, as described above. Performance targets may include minimum, maximum and target levels of performance, with the size of the award or vesting based on the level attained. Performance measures are criteria established by the Compensation Committee relating to any of the following, as it may apply to an individual, one or more product line or subsidiaries, or on a company-wide basis, and either in absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization, as adjusted (EBITDA as adjusted); income before income taxes and minority interests; operating income; pre- or after-tax income; average accounts receivable; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital; return on assets; growth in assets; economic value added; share price performance; total stockholder return; improvement in or attainment of expense levels; relative performance to a group of companies or relevant market indices comparable to the Company; market share or market penetration; or business expansion, and/or acquisitions or divestitures. The Compensation Committee can select other goals not listed here for awards that are not intended to meet the requirements of “qualified performance-based compensation.” The Compensation Committee may specify that the performance-based awards will become payable in whole or in part in the event of the recipient’s death or in connection with a change of control of the Company. Approval of this Proposal 2 will constitute approval of the performance goals as required under Section 162(m).

Dividend Equivalent Unit Awards. The Compensation Committee may grant awards of dividend equivalent units, either alone or in tandem with other awards, but only if the Board of Directors has declared a dividend on our Common Stock. A dividend equivalent unit gives the recipient the right to receive a current or deferred payment equal to the dividends paid on one or more shares of our Common Stock as the Compensation Committee specifies. This type of award is an alternative, however the Board of Directors has no present intention to pay any dividends on our Common Stock.

Change of Control; Other Adjustments to Plan and Awards

The Compensation Committee may determine, in its discretion, whether an award issued under the Omnibus Plan will become vested or payable, either in whole or in part, upon a change of control of the Company (as defined in the Omnibus Plan). In addition, if in connection with a change in control, outstanding options and SARs are not assumed by the successor corporation, replacement awards are not granted by the successor corporation or the shares subject to such assumed or replacement awards are not registered for sale to the public, then each holder of an option shall have the right for a period of 30 days following the change of control to surrender the award or shares for a cash payment equal to the difference between the higher of the fair market value of a share of our Common Stock on the date of surrender or the date of the change of control, and the exercise price of the award (but only to the extent that the award was vested). If a holder of restricted stock, restricted stock units, performance units or dividend equivalent awards is issued shares that are not registered for sale to the public, and that vested or became payable as a result of the change of control, the holder of such awards shall have the right for a period of 30 days following the change of control to surrender the award or shares for a cash payment equal to the higher of the fair market value of a share of our Common Stock on the date of surrender or the date of the change of control.

The Compensation Committee may cancel any options or stock appreciation rights that are not exercised or surrendered during the 30-day period described above.

In addition, in the event we effect a stock dividend, stock split or certain other transactions involving our capital stock, we are authorized to make adjustments to the number of shares of Common Stock reserved for issuance under the Omnibus Plan, the annual per-share limits referenced above, the number of shares subject to outstanding awards and the per-share exercise or purchase price of outstanding awards.

Transferability of Awards

Awards granted under the Omnibus Plan are not transferable, other than by will or pursuant to state intestate laws, unless the Compensation Committee otherwise approves a transfer.

Foreign Participation

The Compensation Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom regarding awards granted to participants employed in foreign countries. In addition, the Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Omnibus Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Compensation Committee approves for purposes of using the Omnibus Plan in a foreign country will not affect the terms of the Omnibus Plan for use in any other country.

Amendments

The Board or Compensation Committee may amend or discontinue the Omnibus Plan at any time, but no such action may be taken without stockholder approval if such approval is required by law or listing requirements of the principal securities exchange on which the Company’s shares are traded, if such action increases the number of shares that may be issued under the Omnibus Plan or the annual award limits described above, or if such action eliminates the Omnibus Plan’s prohibition on stock option repricing described below.

The Compensation Committee may alter or amend awards under the Omnibus Plan, but no such action may be taken without the consent of the participant if it would materially adversely affect an outstanding award. In addition, neither the Compensation Committee nor any other person may decrease the exercise price of any outstanding option after the date of grant nor cancel or allow an optionee to surrender an outstanding option for the grant of a new option with a lower exercise price or the grant of another type of award the effect of which is to reduce the exercise price of any outstanding option.

Term of Plan

The Omnibus Plan will remain in effect until May 5, 2015, unless it is terminated earlier by the Board or the Compensation Committee. Any options or awards outstanding at the time of such termination will remain in full force and effect in accordance with the provisions of the instrument evidencing such award.

Awards

As of March 12, 2010, restricted stock awards covering approximately 314,000 shares, restricted stock units covering approximately 16,000 shares and options covering approximately 1,170,000 shares were outstanding under the Omnibus Plan. The outstanding options carry exercise prices ranging from $6.70 to $19.98, with an average of $12.01. The expiration dates for certain restricted stock awards are tied to performance goals, and the expiration dates for outstanding options range from July 13, 2015 to February 10, 2020. Approximately 60,000 shares remained available for future issuance under the Omnibus Plan prior to the increase of 1,000,000 shares that is the subject of this Proposal 2.

Plan Benefits and Option Grant Table

Because the Omnibus Plan is discretionary, benefits to be received by individual employees are not determinable. Directors of the Company historically have received, as additional compensation for their services as directors, including committees on which they serve, restricted stock grants totaling 4,000 shares of Common Stock, and may receive annual equity awards each year. Beginning in 2007, directors receive an annual restricted stock grant of 4,000 shares of Common Stock that vest over a one-year period based on continued service on the Board of Directors. Beginning in 2008, to replace a cash retainer, directors also receive a quarterly retainer of restricted stock unit awards covering a number of shares of our Common Stock determined by dividing $6,250 by the closing selling price of our Common Stock on the last trading day of the calendar quarter.

The table below shows, as to each of the current executive officers named in the Summary Compensation Table and the various groups indicated, (1) the number of shares of Common Stock subject to options granted under the Omnibus Incentive Plan for the year ended December 31, 2009, (2) the weighted-average exercise price per share (3) the number of shares of restricted stock granted under the Omnibus Plan for the year ended December 31, 2009 and (4) the number of shares of restricted stock unit awards granted under the Omnibus Plan for the year ended December 31, 2009. Restricted stock and restricted stock unit awards have no exercise price associated with the award.

Name and Position	Number of Option Shares Granted (2009)	Weighted- average Exercise Price of Granted Options (2009)	Number of Shares of Restricted Stock Granted (2009)		Number of Shares of Restricted Stock Unit Awards Granted (2009)
David J. Schramm	—	$—	22,658	(1)	—
President and Chief Executive Officer

Kevin S. Royal	100,000	8.26	40,000		—
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

George Kreigler III	100,000	14.18	6,186	(1)	—
Chief Operating Officer

All current executive officers as a group	200,000	11.22	68,844		—

All current directors who are not executive officers as a group	—	—	32,000		16,320

All employees, including current officers who are not executive officers, as a group	208,350	$7.36	61,195	(1)	—

(1)	This restricted stock was granted in 2009 as part of the bonus payment earned by the named executive in the 2008 fiscal year.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences under current federal income tax law. It does not attempt to describe all possible federal or other tax consequences of participation in the Omnibus Plan, tax consequences of all of the types of awards which may be granted under the Omnibus Plan, or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

Incentive Stock Options. An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option that satisfies the requirements of Section 422 of the Code, however the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. Option holders who dispose of the shares acquired under an incentive stock option more than two years following the date the option was granted and more than one year following the exercise of the option will normally recognize a long-term capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the exercise price paid for the shares. If an option holder satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an option holder disposes of shares before satisfying one or both of the holding periods described above, then, the difference between the fair market value of the shares on the date the option was exercised and the option exercise price will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. Any ordinary income recognized by the option holder upon the disqualifying disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.

Non-Qualified Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, an optionee generally recognizes taxable income equal to the difference between the fair market value of the purchased shares on the exercise date and the option exercise price. If the optionee is an employee, or former employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified stock option.

Restricted Stock and Restricted Stock Units. The tax principles applicable to direct stock issuances under the Omnibus Plan will be substantially the same as those summarized above for the exercise of nonstatutory stock options.

Other Considerations. The Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers in office at the end of the tax year if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the Omnibus Plan which are based on performance goals, including stock options and stock appreciation rights granted at fair market value, to be deductible by us as performance-based compensation not subject to the $1 million limitation on deductibility, although we reserve the discretion to grant awards that may not be deductible.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board of Directors has appointed McGladrey & Pullen, LLP (“M&P”) as our independent registered public accounting firm (or “independent auditors”) to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2010. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

The Board recommends that stockholders vote FOR the ratification of McGladrey & Pullen, LLP as our independent auditors for the fiscal year ending December 31, 2010.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by M&P for 2009 and 2008 (in thousands):

	2009	2008
Audit Fees	$771	$1,327
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$771	$1,327

Audit Fees. Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, review of registration statements filed on Form S-3 and the audit of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. We did not engage M&P for any audit-related services during the fiscal years ended December 31, 2009 and 2008.

Tax Fees. We did not engage M&P for professional services in connection with tax advice or tax planning during the fiscal years ended December 31, 2009 and 2008.

All Other Fees. We did not engage M&P for any other professional services for the fiscal years ended December 31, 2009 and 2008.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2009, all services rendered by M&P were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Rossi and Guyett and Ms. Jorden. The Audit Committee recommends to the Board the selection of the Company’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements and the effectiveness of internal control over financial reporting with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors the firm’s independence from the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors as well as the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements for the year ended December 31, 2009 in the Company’s Annual Report on Form 10-K, filed with the SEC on March 5, 2010.

Submitted by the following members of the Audit Committee:

Robert Guyett

Mark Rossi

Yon Yoon Jorden

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board is composed of nine members, seven of whom were determined by the Board to be independent within the meaning of the National Association of Securities Dealers’ (“NASD”) listing standards. These independent directors are Messrs. Rossi, Guyett, Lavigne, Caudill, Göeschel and Howsmon and Ms. Jorden. During the fiscal year ended December 31, 2009, the Board held nine meetings. During the fiscal year ended December 31, 2009, each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All active members of the Board at the time of the Company’s 2009 Annual Meeting of Stockholders were in attendance.

Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 9244 Balboa Avenue, San Diego, California 92123.

The Board also has established an Audit Committee, a Compensation Committee, and a Governance, Nominating and Strategy Committee. The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit	Compensation	Governance
Non-Employee Directors:
Robert Guyett	X*	X	X
Jean Lavigne		X	X
Mark Rossi	X	X*	X
Burkhard Göeschel, Ph.D.			X
José Cortes
Edward Caudill		X	X*
Roger Howsmon			X
Yon Yoon Jorden	X
Employee Director:
David J. Schramm

X = Committee member; * = Chair

Audit Committee

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statement reviews. The Audit Committee held eight meetings during the fiscal year ended December 31, 2009.

All members of the Company’s Audit Committee are independent (as independence is defined in NASD Rule 4200(a)(15)). Mr. Guyett and Ms. Jorden have been designated by the Board as the Audit Committee’s financial experts. Mr. Guyett and Ms. Jorden are independent of management, as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at www.maxwell.com.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company’s equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2009. All members of the Company’s Compensation Committee are independent of management (as independence is defined in the NASD listing standards). The Compensation Committee has adopted a written Compensation Committee Charter available at the Company’s website at www.maxwell.com.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee of Maxwell.

Governance, Nominating and Strategy Committee

The Governance, Nominating and Strategy Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, nominates specific individuals to be elected as officers of the Company by the Board, establishes a process for monitoring compliance with the Company’s Standards of Business Conduct and Ethics and recommends corporate governance guidelines and policies for adoption by the Board. The Governance, Nominating and Strategy Committee was formed in May 2006 by combining the Company’s Nominating and Governance Committee and its Executive Committee. The Governance, Nominating and Strategy Committee held six meetings during the fiscal year ended December 31, 2009.

The members of the Governance, Nominating and Strategy Committee are independent of management (as independence is defined in the NASD listing standards). The Governance, Nominating and Strategy Committee has adopted a written Governance, Nominating and Strategy Committee Charter which is available on the Company’s website at www.maxwell.com.

When considering a potential candidate for membership on the Company’s Board, the Governance, Nominating and Strategy Committee considers relevant business and other experience and demonstrated character and judgment as described in the “Board Member Criteria” section of the Company’s Governance Guidelines, which are posted on the Company’s website at www.maxwell.com. There are no differences in the manner in which the Governance, Nominating and Strategy Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. The Governance, Nominating and Strategy Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Annual Meeting.

In addition to the considerations described above, our Governance, Nominating and Strategy Committee considers diversity in its evaluation of candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition. The Governance, Nominating and Strategy Committee discusses diversity considerations in connection with each candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. The Governance, Nominating and Strategy Committee believes that, as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

The Governance, Nominating and Strategy Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at www.maxwell.com. The procedure provides that a timely notice relating to the nomination must be given in writing to the Secretary of the Company prior to the Annual Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Stockholder Proposals.” Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and include information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. There have been no material changes to the procedures by which stockholders may recommend nominees to the Board.

Standards of Business Conduct and Ethics

The Company’s Standards of Business Conduct and Ethics applies to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Standards of Business Conduct and Ethics is posted on the Company’s website at www.maxwell.com and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123. Any changes or waivers of the Standards of Business Conduct and Ethics for the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions will be disclosed on the Company’s website.

Board Leadership Structure and Role in Risk Oversight

Our Board separates the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

The Board is responsible for oversight of the Company’s risk management process. The entire senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks back to the Board of Directors. A Chairman that is independent of management adds another layer of insight to the risk assessment process.

Compensation of Directors

For the fiscal year ended December 31, 2009, non-employee directors of the Company received compensation for services provided as a director. Each member of the Board who is not an employee received a $6,250 quarterly retainer through automatically granted non-discretionary restricted stock unit (“RSU”) awards under the 2005 Omnibus Equity Incentive Plan. On the last trading day of each calendar quarter, each non-employee director who had been in service for the full quarter automatically received an RSU award covering a number of shares of our Common Stock determined by dividing $6,250 by the closing selling price of our Common Stock on the last trading day of the calendar quarter. These quarterly RSU awards were fully vested on the date of automatic grant. Each RSU award granted pursuant to this retainer program were settled and shares issued thereunder on February 15, 2010 pursuant to a predetermined release date.

In addition to the RSU awards, $3,750 per quarter was paid to the Chairman of the Board and $2,500 per quarter was paid to the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance, Nominating and Strategy Committee. Each member of the Board also received $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference), $1,500 per Audit Committee meeting attended (whether in person or by video or telephone conference) and $1,000 for all other committee meetings attended in person ($750 for meetings attended by video or telephone conference). The members of the Board are entitled to reimbursement of their expenses incurred in attending Board meetings in accordance with Company policy. In addition, members of the Board of Directors, other than members of the Audit Committee, who provide consulting services approved by the Audit Committee, are entitled to payments of $1,000 per day of service.

Directors of the Company typically receive, as additional compensation for their services as directors, including committees on which they serve, (a) a restricted stock grant, at the time of their election or appointment, of 4,000 shares of Common Stock, which vests on the one-year anniversary of the date of grant and (b) an annual restricted stock grant of 4,000 shares of Common Stock, which vests on the one-year anniversary of the date of grant. The initial award and annual awards provide for full acceleration of vesting upon a change of control or in the event that a director’s service terminates as a result of death or disability.

In addition to the awards described above, directors are also eligible to receive additional equity-based awards under our 2005 Omnibus Equity Incentive Plan.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2009, other than a director who also served as our chief executive officer.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (9)($)		All Other Compensation ($)		Total ($)
Robert Guyett	49,250	(1)	51,800	(10)	—		101,050
Jean Lavigne	25,750	(2)	51,800	(11)	—		77,550
Mark Rossi	49,250	(3)	51,800	(12)	—		101,050
Burkhard Göeschel, Ph.D.	19,500	(4)	51,800	(13)	—		71,300
Jose Cortes	15,500	(5)	51,800	(14)	—		67,300
Edward Caudill	54,750	(6)	51,800	(15)	6,000	(18)	112,550
Roger Howsmon	18,500	(7)	51,800	(16)	—		70,300
Yon Yoon Jorden	23,500	(8)	51,800	(17)	—		75,300

(1)	Mr. Guyett is the Chairman of the Audit Committee and a member of the Compensation Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. The Pricing Committee is established from time to time in connection with certain equity offerings by the Company. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(2)	Mr. Lavigne is a member of the Governance, Nominating and Strategy Committee and Compensation Committee. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(3)	Mr. Rossi is the Chairman of the Compensation Committee and is also a member of the Audit Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(4)	Professor Göeschel is a member of the Governance, Nominating and Strategy Committee. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(5)	Mr. Cortes is a member of the Pricing Committee. This amount includes fees paid for all Board meetings attended in person or via telephone conference.

(6)	Mr. Caudill is Chairman of the Board, the Chairman of the Governance, Nominating and Strategy Committee and is also a member of the Compensation Committee and the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(7)	Mr. Howsmon is a member of the Governance, Nominating and Strategy Committee. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(8)	Ms. Jorden is a member of the Audit Committee. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(9)	The amounts in this column represent the grant date fair value of equity awards granted during the year ended December 31, 2009. The amounts for each director consist of (1) $26,800 per director with respect to the 4,000 shares of restricted stock granted to each of the directors on February 24, 2009; (2) $6,250 per director with respect to the 899 shares of RSU awards granted to each of the directors on March 31, 2009; (3) $6,250 per director with respect to the 452 shares of RSU awards granted to each of the directors on June 30, 2009; (4) $6,250 per director with respect to the 339 shares of RSU awards granted to each of the directors on September 30, 2009 and (5) $6,250 per director with respect to the 350 shares of RSU awards granted to each of the directors on December 31, 2009.

(10)	As of December 31, 2009, Mr. Guyett had 27,000 total options exercisable and 5,667 shares of unvested restricted stock.

(11)	As of December 31, 2009, Mr. Lavigne had 17,335 total options exercisable and 5,667 shares of unvested restricted stock.

(12)	As of December 31, 2009, Mr. Rossi had 3,000 total options exercisable and 5,667 shares of unvested restricted stock.

(13)	As of December 31, 2009, Dr. Göeschel had 10,000 total options exercisable and 4,000 shares of unvested restricted stock.

(14)	As of December 31, 2009, Mr. Cortes had 18,000 total options exercisable and 5,667 shares of unvested restricted stock.

(15)	As of December 31, 2009, Mr. Caudill had 5,667 shares of unvested restricted stock.

(16)	As of December 31, 2009, Mr. Howsmon had 4,000 shares of unvested restricted stock.

(17)	As of December 31, 2009, Ms. Jorden had 4,000 shares of unvested restricted stock.

(18)	This amount includes payments for per diem consulting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the named executive officers (as defined below), and (iv) all current directors and named executive officers of the Company as a group. Information for the officers and directors is as of March 12, 2010. The address for each individual is 9244 Balboa Avenue, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% or Greater Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Security Investors, LLC	2,793,654	(3)	10.58%
One Security Benefit Place, Topeka, KS 66636-0001

Montena, SA	1,865,000	(4)	7.06%
Herzogstrasse 14, 8044 Zürich, Switzerland

	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
José L. Cortes	1,912,707	(5)	7.19%
David J. Schramm	276,602	(6)	1.04%
Robert Guyett	76,707	(7)	*
Kevin S. Royal	70,000	(8)	*
Mark Rossi	64,707	(9)	*
George Kreigler III	56,941	(10)	*
Edward Caudill	53,707	(11)	*
Jean Lavigne	52,042	(12)	*
Burkhard Göeschel	28,040	(13)	*
Roger Howsmon	25,040	(14)	*
Yon Yoon Jorden	24,040	(15)	*
Tim T. Hart	34,048	(16)	*
Alain R. Riedo	129,239	(17)	*
All current directors and named executive officers as a group (11 persons)	2,640,533	(18)	9.93%

*	Less than one percent.

(1)	Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)	Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 12, 2010 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 26,414,065 shares of Common Stock outstanding on March 12, 2010.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Security Investors, LLC on February 12, 2010.

(4)

Information regarding this beneficial owner has been obtained solely from a review of the Form 4 filed with the SEC by José L. Cortes on February 17, 2010. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(5)	Consists of 1,865,000 shares of Common Stock held by Montena, SA, 19,040 shares of Common Stock held directly, options to purchase 18,000 shares of Common Stock, 5,667 shares of restricted stock and 5,000 shares of Common Stock held by Mr. Cortes’s mother-in-law. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over such shares. Mr. Cortes disclaims beneficial ownership of such shares, except to his proportionate interest therein.

(6)	Consists of 107,547 shares held in a Family Trust, options to purchase 90,625 shares of Common Stock, 67,500 shares of Restricted Stock, 9,530 shares of Common Stock held directly, 800 shares of Common Stock held by an IRA and 600 shares of Common Stock held by his wife’s IRA.

(7)	Consists of 54,040 shares of Common Stock held in a Family Trust, options to purchase 17,000 shares of Common Stock and 5,667 shares of Restricted Stock.

(8)	Consists of 40,000 shares of Restricted Stock and options to purchase 30,000 shares of Common.

(9)	Consists of 56,040 shares of Common Stock held directly, 5,667 shares of Restricted Stock and an option to purchase 3,000 shares of Common Stock.

(10)	Consists of 34,341 shares of Common Stock held directly, 20,000 shares of Restricted Stock and 2,600 shares held by an IRA.

(11)	Consists of 32,000 shares of Common Stock held in a Family Trust, 16,040 shares of Common Stock held directly and 5,667 shares of Restricted Stock.

(12)	Consists of 29,040 shares of Common Stock held directly, options to purchase 17,335 shares of Common Stock and 5,667 shares of Restricted Stock.

(13)	Consists of 14,040 shares of Common Stock held directly, an option to purchase 10,000 shares of Common Stock and 4,000 shares of Restricted Stock.

(14)	Consists of 20,040 shares of Common Stock held directly, 4,000 shares of Restricted Stock and 1,000 shares of Common Stock held by an IRA.

(15)	Consists of 10,040 shares of Common Stock held directly, 10,000 held in a Family Trust and 4,000 shares of Restricted Stock.

(16)	Information with respect to beneficial ownership is based solely on information available to the Company at the date of his termination of March 26, 2009. Consists of 34,048 shares of Common Stock held directly.

(17)	Information with respect to beneficial ownership is based solely on information available to the Company at the date of his termination of October 31, 2009. Consists of options to purchase 71,900 shares of Common Stock and 57,339 shares of Common Stock held directly.

(18)	Includes options to purchase 185,960 shares of Common Stock which are currently exercisable or are exercisable within 60 days of March 12, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms received and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following late reports: one Form 4 filed one day late by Mr. Schramm in February 2010 reporting one transaction and one Form 4 filed one day late by Mr. Kreigler in February 2010 reporting one transaction.

EXECUTIVE COMPENSATION

The executive officers of the Company, their positions with the Company and experience are set forth below.

Name	Position(s)	Age
David J. Schramm	President, Chief Executive Officer and Director	60

Kevin S. Royal	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	45

George Kreigler III	Senior Vice President and Chief Operating Officer	56

The officers of the Company hold office at the discretion of the Board. During the fiscal year ended December 31, 2009, the officers of the Company devoted substantially all of their business time to the affairs of the Company for the period in which they were employed, and they intend to do so during the fiscal year ending December 31, 2010.

Background

David J. Schramm

David J. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 37-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems. Before joining Maxwell, he was president and CEO of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was president and CEO of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Kevin S. Royal

Kevin S. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. From May 2005 until he joined Maxwell, he was senior vice president and CFO of Blue Coat Systems, Inc., a Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and CFO, of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. He is a director of two private companies.

George Kreigler III

Mr. Kreigler joined Maxwell in April 2006, assuming global responsibility for BOOSTCAP® ultracapacitor operations, including overseeing the Company’s offshore manufacturing activities in China. Mr. Kreigler has more than 30 years of high technology operations management experience, including supervision of multiple large-scale offshore manufacturing facilities. Before joining Maxwell, he spent eight years with Quantum Corporation, most recently as corporate senior vice president and general manager of Quantum Storage Systems. Previously, he was vice president, manufacturing systems, for Read-Rite Corporation, and before that spent 12 years in senior operations and engineering positions with disk drive manufacturer Maxtor Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and offers perspective on the data presented in the tables and narrative that follow.

Compensation Committee Procedures

The Compensation Committee is responsible for overseeing and administering the Company’s compensation policies and plans. In this regard, the Committee approves changes to salaries, incentive compensation, equity incentive awards and other benefits for executives, employees and consultants. The Compensation Committee’s membership is determined by the Board. It is currently composed of Messrs. Rossi, Caudill, Guyett and Lavigne, all of whom are independent, as defined by the Nasdaq Stock Exchange listing standards. The Company’s management team and human resources group support the Compensation Committee in fulfilling its responsibilities and in some cases gather information and perform administrative tasks delegated to them by the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities.

The CEO, as the manager of the executive team, assesses the executives’ contributions to the Company’s performance and results and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and annual equity incentive award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions when the CEO is not present, and determines any merit increase in salary, cash bonus and annual equity incentive award for him.

Compensation Philosophy and Objectives; Use of Market Data in Compensation Process

Our goal is to maintain a compensation program that will fairly compensate our officers and employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incentivize future performance towards clearly defined corporate goals, and align employees’ long-term interests with those of the Company’s stockholders. As the Compensation Committee makes its decisions regarding our executive compensation program, it reviews individual performance, departmental performance and Company performance against individual goals, departmental goals and Company goals, and it considers such qualitative and subjective factors as it determines appropriate, all as discussed in more detail in the sections that follow this one. The Compensation Committee places primary emphasis on achievement of critical performance objectives because it recognizes the importance of providing compensation opportunities that effectively reward management for such achievement, and believes that successful execution against goals is the best way to enhance long-term stockholder value. Corporate goals are not limited to financial metrics, but also include strategic goals that may change from year to year.

The Compensation Committee also reviews publicly available information on compensation practices for similarly situated executives at other companies of appropriate size and business dynamics as part of its annual compensation process. Specifically, at the request of the Compensation Committee, Company personnel collect and provide to the Committee data that they obtain through a subscription arrangement with the compensation consulting firm of Towers Watson Wyatt. This data consists of information reflected in that firm’s online Survey Report of Personnel Data, which the Company filters by focusing on public companies that self-describe as either technology, durable goods or manufacturing companies with annual revenue and market capitalization similar to ours. The Compensation Committee generally reviews this market data after it has reached its compensation decisions for our named executive officers so that it can understand how its decisions and our compensation practices compare to those at other companies. The market data does not generally drive the decision-making process and the Compensation Committee does not specifically target any particular percentile of the market data in making specific compensation decisions. The Compensation Committee’s observations, based upon periodic reviews of the market data as compared with Company compensation practices, is that our officers’ total cash compensation tends to fall below the median of the market data, while our equity incentive compensation tends to fall above the median.

Except for the market data available to it through the Towers Watson Wyatt survey described above, and from time to time data obtained through compensation and benefits surveys published by Culpepper & Associates, neither the Company nor the Compensation Committee engages a compensation consultant in connection with its executive compensation program.

Components of Compensation

Compensation paid to the Company’s named executive officers consists of the following elements: base salary, annual incentive bonuses, equity incentive awards and certain contractual severance and change in control benefits.

1. Base Salary. With respect to determining the base salary of executive officers, the Committee considers a variety of factors, including recommendations of the Chief Executive Officer (other than with respect to his own salary), the executive’s level of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies. Annual review of and adjustments in base salaries typically are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part business and individual performance achievements in the prior year. However, for Mr. Schramm, annual compensation adjustments are made around the time of his employment commencement anniversary. In conducting its review, the Compensation Committee generally determines a target percentage for annual merit increases. As mentioned above, our officers’ total cash compensation (with salary an important component of that) has tended to be below the median of the market compensation data that the Compensation Committee reviews, a situation the Compensation Committee feels appropriate in light of the fact that the Company historically tied a greater percentage of executive officer compensation to performance by granting above-median equity incentive awards.

In July 2009, Mr. Schramm’s annual base salary was increased by 5.43% from $460,000 to $485,000. The Committee reviewed Mr. Schramm’s performance and overall compensation package and based on his performance in establishing Company strategy, managing operations and interacting with the Board on these matters, the Committee felt it appropriate to approve the salary increase. Mr. Kreigler’s annual base salary was increased in June 2009 based on the standard annual salary adjustment for our officers of 3.25% from $264,000 to $272,580. In August 2009, when he was promoted from Senior Vice President, Operations, to Senior Vice President, Chief Operating Officer, his salary was again increased to $300,000. Mr. Royal’s annual salary was established at $275,000 at the time he was hired in April 2009 and was not adjusted again during the year.

2. Annual Cash Incentive Bonuses. The Company’s annual incentive bonus program for executive officers is based on achievement of annual performance targets and other management objectives that are established annually, but are subject to adjustment as the Compensation Committee deems appropriate. The Company’s targets and objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value. Final calculation of the Company’s performance and determination and payment of the awards is made as soon as is practicable after completion of the Company’s fiscal year. Among the factors that the Compensation Committee considers in determining the amount of bonus to pay is achievement of the Company’s operating plan, without reference to specific financial or other metrics.

For the Company’s 2009 fiscal year, per the terms of their employment agreements, our named executive officers were eligible to earn bonuses equal to up to 50% of their 2009 base salaries, except for Mr. Schramm whose target bonus is set at 100% of his base salary.

The 2009 incentive bonus program for our named executive officers consisted of three components, as follows: 50% of the bonus amount related to positive income from operations (excluding stock based compensation, legal and professional services related to our internal investigation of Foreign Corrupt Practices Act violations and executive severance), 30% related to the achievement of $1 million of cash flow from operating activities from April 1, 2009 through December 31, 2009 and 20% related to expected operating results. The cash flow from operating activities and expected operating results metrics were achieved and therefore, 50% of the 2009 incentive bonus program was earned. Actual payment of bonuses was determined on a pool basis, with approximately $1 million of cash available for distribution to all employees. Upon Mr. Schramm’s recommended ranking of his management team based upon individual performance, participants received their proportionate part of the pool determined with reference to the individual’s target bonus. This resulted in 2009 bonuses of $260,000 to Mr. Schramm, $80,400 to Mr. Kreigler and $51,600 to Mr. Royal (pro-rated based on Mr. Royal’s start date of April 20, 2009), which were paid in cash in 2010.

3. Equity Incentive Awards. Discretionary stock-based awards are intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company and thereby motivate them in the service of the Company and its stockholders. The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require increases in the market value of our Common Stock to have value to the executive; (ii) performance-based restricted stock awards, the right to which is dependent upon successful completion of corporate operating milestones and individual performance; and (iii) restricted stock with time-based vesting.

In order to align the officer’s interests with those of our stockholders, the Company typically makes a significant stock option grant to an executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Initial option grants generally vest over a four-year term with the first installment vesting one year after grant. We believe that options provide incentive to motivate management to run the business in a manner that increases stockholder value over the long term. Since stock options provide a return only if the executive remains in the Company’s service and then only if the market price of the Company’s Common Stock appreciates over the option term, the Company believes options play a useful role in rewarding long-term performance.

Periodic equity awards for the executive officers, such as promotional or annual grants, are awarded in the form of restricted stock. Vesting of these restricted stock is conditioned on achievement of specific individual or Company performance milestones, as well as an element of time-based vesting. The Compensation Committee also has the ability to modify performance milestones in lieu of cancelling shares awarded and making new awards of the same number of shares in future years. Accordingly, at the end of a performance period, a restricted stock award that did not vest will be forfeited to the Company or new performance milestones will be established.

Each year, as part of its annual compensation process, the Compensation Committee considers the size of annual grants for current executive officers based on recommendations from the CEO, except in the case of the CEO’s annual grant. The number of shares awarded, if any, is determined by the Compensation Committee in part based on survey data for companies of similar size and business orientation, as well as each officer’s performance against goals during the prior year. The specific goals will vary depending on the officer’s role and departmental or Company performance objectives. The performance objectives may be measured over a fixed period, such as one year, or may be achievable over a longer period. At a minimum, one year of service is required to vest in the restricted stock, as well as achievement of the stated objective.

For non-officer management and professional employees, a new hire option grant will generally be made at the first regularly scheduled meeting of the Compensation Committee following commencement of employment. Annual option grants to employees are generally made once each year based on recommendations of the CEO. The exercise price of stock option grants is always equal to the fair market value of the Common Stock on the date of grant. Periodic equity award grants to employees are generally considered each year at the first regularly scheduled meeting of the Compensation Committee following annual employee performance reviews. This meeting is typically held in January or February of each year.

During 2009, the Company granted the following equity awards to its named executive officers. In August 2009, upon his promotion to Senior Vice President, Chief Operating Officer, Mr. Kreigler was granted an option to purchase 100,000 shares of our Common Stock. The shares vest in 25,000 share increments on each annual anniversary of the grant date. Mr. Royal was granted an option to purchase 100,000 shares of our Common Stock in connection with his being hired in April 2009. Sixty percent of the shares subject to this option vest in equal annual installments on first and second anniversary of the grant date and the remaining 40% vests in equal annual installments over the following two years. In addition upon his being hired, in April 2009, Mr. Royal received 40,000 shares of restricted stock, with 20,000 restricted shares vesting in 5,000 share increments on each annual anniversary of the grant date, 10,000 restricted shares vest upon the restructuring and revision of primarily financial data that is submitted to the Board of Directors on a monthly basis, 5,000 restricted shares vest when the Microelectronics inventory is reduced and 5,000 restricted shares vesting when funding is raised from the Department of Energy or other Governmental agencies.

In addition, certain restricted stock grants were made during 2009 to certain of our current named executive officers in partial satisfaction of their 2008 annual incentive bonuses. As described more fully in the compensation discussion and analysis and tabular presentation of compensation information included in our 2009 proxy statement, in August 2009 Mr. Schramm received 22,658 restricted shares and Mr. Kreigler received 6,186 restricted shares. All of these shares were fully vested at grant. For 2009, the Company paid its annual incentive bonus awards entirely in cash in early 2010.

In addition, certain performance-based restricted share awards granted to named executive officers in years prior to 2009 vested during 2009 upon achievement of the specified milestones. Specifically, in August 2009, Mr. Schramm vested in 10,000 shares and Mr. Kreigler in 5,000 shares upon achievement by the Company of positive gross margins for two quarters for a specified product line within the Company. Also, in August 2009, Mr. Schramm vested in 10,000 shares and Mr. Kreigler in 5,000 shares upon achievement of the release by the Company of a qualifying Radial D-cell.

4. Severance, Change of Control and Other Post-Employment Programs. With respect to options granted to executive officers under the Company’s 2005 Omnibus Equity Incentive Plan, the Company allows for the full acceleration of vesting upon a termination of employment due to death, disability or retirement, or, at the Company’s discretion, for acceleration in whole or in part upon a change of control of the Company. The Company further provides for full acceleration of vesting of restricted stock awards made to its executive officers upon a change of control or upon the termination of such officer’s services due to death or disability prior to vesting, including meeting a performance-vesting milestone. The Compensation Committee believes that the aforementioned accelerated vesting provisions are fair and reasonable when compared with similar arrangements adopted by companies of similar size and business orientation.

The Company also has agreements providing severance to its executive officers in the event of involuntary termination. The severance program is provided as a temporary source of income in the event of an executive’s involuntary termination of employment.

The Compensation Committee made no changes to the named executive officers’ severance or change of control-related compensation during 2009.

Chief Executive Officer Compensation

Mr. Schramm joined the Company in July 2007 as our Chief Executive Officer. As mentioned above, his base salary was increased from $460,000 to $485,000 in 2009 as a result of Mr. Schramm’s performance in establishing Company strategy, managing operations and interacting with the Board on these matters. He received a cash incentive bonus for 2009 of $260,000, which was equal to approximately 50% of his bonus target. He received less than his full target bonus because one of the targets of the 2009 incentive bonus program was not achieved and the Compensation Committee established the aggregate amount of 2009 bonuses that the

Company would pay, and the amount Mr. Schramm received reflected his proportionate amount of the pool of funds available. He received no equity awards in 2009 except for a grant of 22,658 restricted shares in partial payment of his 2008 annual incentive bonus.

Perquisites

The Company does not generally provide executives with perquisites other than programs made available to all Company employees. However, the Company provides a car allowance to Mr. Schramm and Mr. Kreigler, a housing allowance to Mr. Kreigler and Mr. Schramm is paid cash in lieu of health care benefits. Mr. Royal was provided with certain relocation benefits pursuant to his employment agreement. The amounts of these benefits are detailed in the Summary Compensation table below.

Stock Ownership Guidelines

We currently do not require our executive officers to own a particular number of shares of our Common Stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Policies Regarding Recovery of Awards

The Compensation Committee has not adopted a policy that goes beyond existing statutory requirements with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding under current rules our Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, the stockholders were asked to approve a limit under our Omnibus Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock awards that vest solely on length-of-service conditions are not considered performance-based under Section 162(m) and, therefore, are generally not deductible by the Company to the extent that overall compensation exceeds $1 million. However, such restricted stock awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics and the awards are otherwise administered in accordance with the Section 162(m) requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carry-forward.

We account for equity compensation paid to our employees under the rules of the Compensation—Stock Compensation Subtopic of the Financial Accounting Standards Board Accounting Standards Codification, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employee’s interests with those of our stockholders. The Compensation Committee believes that the compensation of the Company’s executives’ is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee:

Mark Rossi

Edward Caudill

Robert Guyett

Jean Lavigne

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2009 SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid in 2009, 2008 and 2007 to the Company’s current chief executive officer, chief financial officer and chief operating officer and the Company’s former chief executive officer and former general manager of Maxwell Technologies, S.A., our named executive officers.

Name and Principal Position	Year	Salary ($)		Stock Awards (4) ($)		Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)		Total ($)
David J. Schramm (1)	2009	469,800		310,200	(2)	—	260,000	28,700	(6)	1,068,700
President, Chief Executive Officer and Director	2008	423,800		537,000		—	123,100	31,600	(6)	1,115,000
	2007	161,200		1,420,000		997,300	177,500	10,200	(6)	2,766,200

Kevin S. Royal (1)	2009	179,800		330,400		463,000	51,600	9,100	(5)	1,033,900
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2008	—		—		—	—	—		—
	2007	—		—		—	—	—		—

George Kreigler III (1)	2009	278,600		84,700	(2)	814,900	80,400	53,800	(7)	1,312,400
Senior Vice President, Chief Operating Officer	2008	263,700		—		214,800	33,600	63,300	(7)	575,400
	2007	253,800		—		—	—	30,200	(7)	284,000

Tim T. Hart (1)	2009	133,300	(8)	—		—	—	98,900	(9)	232,200
Former Vice President—Finance, Chief Financial Officer, Treasurer and Secretary	2008	231,200		107,400		—	—	29,600	(9)	368,200
	2007	226,600		276,000		—	—	20,200	(9)	522,800

Alain R. Riedo (1)	2009	267,400	(10)	84,700	(2)	—	33,500	360,400	(11)	746,000
Former Senior Vice President and General Manager of Maxwell Technologies, S.A.	2008	284,100	(10)	312,300		—	33,600	82,500	(11)	712,500
	2007	246,300	(10)	—		—	—	78,500	(11)	324,800

(1)	Mr. Schramm joined Maxwell as President, Chief Executive Officer and Director in July 2007. Mr. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009 (and therefore amounts in this table reflect a pro-rated portion of his annual salary and other benefits based on his start date of April 20, 2009). Mr. Kreigler was appointed to his current position and became a named executive officer in April 2007. Mr. Hart’s employment with the Company terminated on March 26, 2009. Mr. Riedo’s employment with the Company terminated on October 31, 2009.

(2)	These amounts reflect a 2008 bonus award earned by the named executive officers under our annual bonus plan, which was paid with shares of common stock in 2009. The Company presents all stock awards in the fiscal year in which the awards were granted, in accordance with Item 402(d)(1) and Q&A 4.05 of the SEC Staff Guidance. 58% of the 2008 annual bonus plan was paid in the form of fully vested restricted stock awards granted under the 2005 Omnibus Equity Incentive Plan, approved by the Board of Directors and determined based on the value of our Common Stock on March 26, 2009 of $7.50 per share. Mr. Schramm, Mr. Kreigler and Mr. Riedo were granted 22,658, 6,186 and 6,186 shares of Common Stock, respectively. The stock awards were ultimately granted and released by the Compensation Committee on August 7, 2009 at $13.69 per share. Based on the release price, the fair market value of the restricted stock for Mr. Schramm, Mr. Kreigler and Mr. Riedo was $310,200, $84,700 and $84,700, respectively. In addition to the restricted stock awards, Mr. Schramm and Mr. Kreigler received cash payments of $123,100 and $33,600, respectively, for the 2008 bonus award. These amounts are reported in 2008 Non-Equity Incentive Plan Compensation in the table above.

(3)	The amounts in this column reflect bonus awards earned in the year reported by the named executive officers under our annual bonus plan, although the actual cash payment occurs in the subsequent year. For Mr. Royal, this amount reflects a pro-rated bonus based on his start date of April 20, 2009

(4)

The amounts in this column represent the grant date fair value of the entire option award in accordance with the Compensation—Stock Compensation Subtopic the Financial Accounting Standards Board Accounting Standards

Codification. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2010 for a discussion of all assumptions made by the Company in determining the values of its equity awards.

(5)	This amount includes $9,100 paid in health and welfare benefit costs.

(6)	For 2009, this amount includes $13,000 in car allowance, $9,100 paid in lieu of health benefits, $2,200 in welfare benefits and $4,400 in 401(k) matching contribution. For 2008, this amount includes $13,000 in car allowance, $9,100 paid in lieu of health benefits, $6,400 in welfare benefits and $3,100 in 401(k) matching contributions. For 2007, this amount includes $5,300 in car allowance, $4,000 paid in lieu of health benefits, and $900 in welfare benefits.

(7)	For 2009, this amount includes $28,000 in housing allowance, $13,300 in health and welfare benefits, $5,000 in car allowance and $7,500 in 401(k) matching contributions. For 2008, this amount includes $43,100 in housing allowance, $13,300 in health and welfare benefits and $6,900 in 401(k) matching contributions. For 2007, this amount includes $16,100 in housing allowance, $4,200 in 401(k) matching contributions, $9,700 in health and welfare benefits and a $200 patent award.

(8)	Includes $72,500 paid out for accrued vacation.

(9)	For 2009, this amount includes $88,400 in severance, $4,200 in 401(k) matching contribution, $3,500 in car allowance, $2,500 paid in lieu of benefits and $300 in benefits. For 2008, this amount includes $13,000 in car allowance, $6,900 in 401(k) matching contributions, $6,700 paid in lieu of benefits and $3,000 in benefits. For 2007, this amount includes $13,000 in car allowance, $3,100 in 401(k) matching contributions and $4,100 in benefits.

(10)	Mr. Riedo’s 2009 salary paid was 289,700 CHF (which includes 29,900 CHF paid out for accrued vacation) and was converted to $267,400 (which includes $27,600 paid out for accrued vacation) for purposes of this Proxy Statement based on an exchange ratio of 0.9229 to 1, the approximate average exchange rate in 2009. Mr. Riedo’s 2008 salary was 307,200 CHF and was converted to $284,100 for purposes of this Proxy Statement based on an exchange ratio of 0.9249 to 1, the approximate average exchange rate in 2008. Mr. Riedo’s 2007 salary was 295,200 CHF and was converted to $246,300 for purposes of this Proxy Statement based on an exchange ratio of 0.8342 to 1, the approximate average exchange rate in 2007.

(11)	For 2009, this amount includes $308,700 in severance, $23,400 for Company contributions to the Swiss subsidiary pension plan, $22,600 for lease payments made on a car provided to Mr. Riedo and $5,600 in benefits. For 2008, this amount includes $27,200 for lease payments made on a car provided to Mr. Riedo, $26,000 for Company contributions to the Swiss subsidiary pension plan, $16,600 in per diem for entertainment, $7,200 in benefits and $5,500 in total fuel expense which includes the amount for business purposes. For 2007, this amount includes $17,700 for a car lease, $5,100 for fuel costs, $6,000 in benefits, $20,000 in a per diem for entertainment, $9,500 for vacation payout, and $20,200 for Company contributions to the Swiss subsidiary pension plan.

Employment Agreements

In July 2007, the Company entered into an employment agreement with Mr. Schramm. The agreement provides for a base salary and an incentive bonus with a target amount of 100% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Schramm’s service is terminated without cause, he will receive an amount equal to his annual base salary at the rate in effect at the time of termination and up to twelve months of health benefits. Pursuant to the agreement, Mr. Schramm was granted an option to purchase 150,000 shares of the Company’s Common Stock and 100,000 restricted shares of the Company’s Common Stock. The options over four years, so long as Mr. Schramm is continuously employed. On the first anniversary date of Mr. Schramm’s employment date, 25% of the options vested, and the remainder vest in equal monthly installments over the remaining three years. Also, on the first anniversary date of Mr. Schramm’s employment date, 25% of the restricted shares vested, and the remainder vest in equal quarterly installments over the next three years. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Schramm is subject to an involuntary termination within twelve months of the Change of Control, all options will vest in full.

In August 2009, the Company entered into an amended employment agreement with George Kreigler III, appointing him as the Chief Operating Officer of the Company. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be approved by our Board or our Compensation Committee. Mr. Kreigler was paid a one time retention bonus equal to $264,000, which was contingent upon his continued employment with the Company through March 1, 2010. The agreement provides that if Mr. Kreigler service is terminated without cause, he will receive his monthly base salary for six months at the rate in effect at the time of termination. Pursuant to the agreement, Mr. Kreigler was granted an option to purchase 100,000 shares of the Company’s Common Stock. The options vest 25% on each anniversary of the grant date over the next four years, so long as Mr. Kreigler is continuously employed by the Company. If the Company is subject to a Change of Control and Mr. Kreigler is subject to an involuntary termination within six months of the Change of Control, the agreement provides that all options and any restricted shares will vest in full.

In March 2009, the Company entered into an employment agreement with Mr. Royal. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Royal’s service is terminated without cause, he will receive his monthly base salary for six months at the rate in effect at the time of termination. Pursuant to the agreement, Mr. Royal was granted an option to purchase 100,000 shares of the Company’s Common Stock and 40,000 restricted shares of the Company’s Common Stock. The options and half of the restricted shares vest over four years, so long as Mr. Royal is continuously employed by us; the balance of the restricted shares vest based upon meeting various departmental or Company performance objectives and completion of one year of service. The performance objectives for the 2009 grants are discussed in greater detail in “Compensation Discussion and Analysis,” under the heading Equity Incentive Awards. For a description of the acceleration provisions applicable to these awards, please see the section entitled “Potential Payments Upon Termination or Change of Control.” If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the Change of Control, all options will vest in full.

SEE “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” BELOW FOR A DESCRIPTION OF THE SEVERANCE AND CHANGE IN CONTROL BENEFITS APPLICABLE TO EACH OF OUR NAMED EXECUTIVE OFFICERS.

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and each equity award granted to the Company’s named executive officers during fiscal year 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)
David J. Schramm	N/A	485,000	485,000	—	—	—	—	—
David J. Schramm	Aug 7, 2009	—	—	22,658	—	—	—	310,200
Kevin S. Royal	N/A	137,500	137,500	—	—	—	—	—
Kevin S. Royal	Apr 20, 2009	—	—	—	40,000	—	—	330,400
Kevin S. Royal	Apr 20, 2009	—	—	—	—	100,000	8.26	463,000
George Kreigler III	N/A	150,000	150,000	—	—	—	—	—
George Kreigler III	Aug 7, 2009	—	—	6,186	—	—	—	84,700
George Kreigler III	Aug 3, 2009	—	—	—	—	100,000	14.18	814,900
Tim T. Hart (1)	N/A	—	—	—	—	—	—	—
Alain R. Riedo (2)	Aug 7, 2009	—	—	6,186	—	—	—	84,700

(1)	Mr. Hart’s employment with the Company terminated on March 26, 2009.

(2)	Mr. Riedo’s employment with the Company terminated on October 31, 2009.

The amounts shown in the “Payouts Under Non-Equity Incentive Plan Awards” column reflects our named executive officers’ participation in our 2008 bonus plan, which was partly paid in common stock in 2009. The amounts shown in the “target” column represent the minimum payment under the plan if objectives were achieved. The amounts in the “maximum” column represent the maximum payment under the plan, equal to 100% of the chief executive officer’s annual base salary and 50% of the other officer’s annual base salary, if objectives were achieved.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and all unvested restricted stock held by each of our named executive officers as of December 31, 2009.

	Option Awards						Restricted Stock Awards
Name	Number of Securities Underlying Vested Unexercised Options (#)		Number of Securities Underlying Unvested Unexercised Options (#) (1)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($)
	Exercisable		Unexercisable
David J. Schramm	90,625	(2)	59,375	(2)	14.20	7/22/2017	—		—
	—		—		—	—	43,750	(3)	780,500
	—		—		—	—	10,000	(4)	178,400
	—		—		—	—	10,000	(5)	178,400
	—		—		—	—	10,000	(6)	178,400

Kevin S. Royal	—		100,000	(7)	8.26	4/20/2019	—		—
	—		—		—	—	20,000	(8)	356,800
	—		—		—	—	10,000	(9)	178,400
	—		—		—	—	5,000	(10)	89,200
	—		—		—	—	5,000	(11)	89,200

George Kreigler III	—		100,000	(12)	14.18	8/3/2019	—		—
	—		—		—	—	10,000	(4)	178,400
	—		—		—	—	5,000	(5)	89,200
	—		—		—	—	5,000	(6)	89,200

Tim T. Hart (14)	—		—		—	—	—		—

Alain R. Riedo (15)	24,900	(16)	—		7.38	10/31/2010	—		—
	33,000	(17)	—		7.53	10/31/2010	—		—
	14,000	(18)	—		8.35	10/31/2010	—		—
	—		—		—	—	4,417	(19)	78,800
	—		—		—	—	6,667	(20)	118,900

(1)	All of the equity awards held by our named executive officers will vest if the Company is acquired as described in greater detail in “Potential Payments Upon Termination or Change in Control” beginning on page 43.

(2)	Mr. Schramm was granted an option to purchase 150,000 shares of our Common Stock in July 2007 under our Omnibus Plan. 25% of the shares subject to the option vested in July 2008 with the remaining 75% vesting in equal monthly installments over the following three years, provided Mr. Schramm remains in continuous service to the Company.

(3)	Mr. Schramm received 100,000 restricted shares of our Common Stock in July 2007 under the Omnibus Plan. The shares vested 25% after one year and the remainder will vest in equal quarterly installments over the next three years, provided Mr. Schramm remains in continuous service to the Company. At December 31, 2009, 43,750 shares were not vested.

(4)	Mr. Schramm and Mr. Kreigler each received 10,000 restricted shares of our Common Stock in May 2008 and May 2006, respectively, under the Omnibus Plan. 100% of the shares will vest if the Company completes two consecutive quarters of operating profitability excluding interest, interest expense, income taxes, or stock option expensing, provided continuous service to the Company for one year from the grant date.

(5)

Mr. Schramm and Mr. Kreigler received 10,000 and 5,000 restricted shares of our Common Stock in May 2008, respectively, under the Omnibus Plan. 100% of the shares would have vested if the Company had expanded its electrode sales to $5M, including battery electrode, and at gross margins in excess of 35%, provided each employee has continuous service to the Company for one year. These grants will expire March 30, 2010. At December 31, 2009, the vesting of the award was considered to be unobtainable, but the award has not been canceled.

(6)

Mr. Schramm and Mr. Kreigler received 10,000 and 5,000 restricted shares of our Common Stock in May 2008 respectively, under the Omnibus Plan. 100% of the shares would have vested if the sales of the Company’s BOOSTCAP® product, including electrode, were greater than $50 million in 2009, provided each employee has continuous service to the Company for one year. These grants will expire March 30, 2010. At December 31, 2009 the vesting of the awards was considered to be unobtainable, but the award has not been canceled.

(7)	Mr. Royal was granted an option to purchase 100,000 shares of our Common Stock in April 2009 under our Omnibus Plan. Sixty percent of the shares subject to the option vest in equal annual installments on the first and second anniversaries of the grant date and the remaining 40% vest in equal annual installments over the following two years provided Mr. Royal remains in continuous service to the Company.

(8)	Mr. Royal received 20,000 restricted shares of our Common Stock in April 2009 under the Omnibus Plan. The shares will vest in equal annual installments on the anniversary of the grant date over the next four years, provided Mr. Royal remains in continuous service to the Company.

(9)	Mr. Royal received 10,000 restricted shares of our Common Stock in April 2009 under the Omnibus Plan. 100% of the shares will vest upon the restructuring of primarily financial information that is submitted to the Board on a monthly basis, provided Mr. Royal remains in continuous service to the Company for one year.

(10)	Mr. Royal received 5,000 restricted shares of our Common Stock in April 2009 under the Omnibus Plan. 100% of the shares would have vested when the Microelectronics product line inventory was reduced. As of December 31, 2009, the vesting of this award was considered to be unobtainable, but the award has not been canceled.

(11)	Mr. Royal received 5,000 restricted shares of our Common Stock in April 2009 under the Omnibus Plan. 100% of the shares will vest when funding is raised from the Department of Energy or other Governmental agencies, provided Mr. Royal remains in continuous service to the Company for one year. As of December 31, 2009, the shares were not vested.

(12)	Mr. Kreigler was granted an option to purchase 100,000 shares of our Common Stock in August 2009 under our Omnibus Plan. 25% of the shares subject to the option vest in equal annual installments starting on the first anniversary of the grant date provided Mr. Kreigler remains in continuous service to the Company.

(13)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company Common Stock on December 31, 2009, which was $17.84. The actual value realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

(14)	Mr. Hart’s employment with the Company terminated on March 26, 2009.

(15)	Mr. Riedo’s employment with the Company terminated on October 31, 2009. In accordance with his termination agreement, his stock options exercise period shall be extended through October 31, 2010 and if two of his restricted stock milestones are achieved prior to October 31, 2010, the restrictions shall be lifted.

(16)	Mr. Riedo was granted an option to purchase 29,900 shares of our Common Stock under our 1995 Stock Option Plan on July 23, 2002. 30% of the shares subject to the option vested on 7/23/2003, 30% vested on 7/23/2004, 20% vested on 7/23/2005 and the remaining 20% vested on 7/23/2006.

(17)	Mr. Riedo was granted an option to purchase 33,000 shares of our Common Stock under our 1995 Stock Option Plan on November 26, 2003. 100% of the shares subject to the option vested on 11/26/2004.

(18)	Mr. Riedo was granted an option to purchase 20,000 shares of our Common Stock under our 1995 Stock Option Plan on October 28, 2003. 30% of the shares subject to the option vested on 10/28/2004, 30% vested on 10/28/2005, 20% vested on 10/28/2006 and the remaining 20% vested on 10/28/2007.

(19)	Mr. Riedo received 4,417 restricted shares of our Common Stock under the Omnibus Plan on January 11, 2007. 100% of the shares will vest if the Company achieves certain profit margin targets by October 31, 2010.

(20)	Mr. Riedo received 6,667 restricted shares of our Common Stock under the Omnibus Plan on June 22, 2005. 100% of the shares will vest when the Company achieves certain profitability targets, provided the targets are achieved by October 31, 2010.

2009 OPTION EXERCISES AND STOCK VESTED

With respect to our named executive officers, the following table shows the stock options exercised and the number of shares of restricted stock that vested during fiscal year 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (1)($)
David J. Schramm	—	—	22,658	(2)	310,200	(2)
	—	—	6,250		29,313
	—	—	6,250		55,375
	—	—	6,250		91,938
	—	—	6,250		128,188
	—	—	10,000		141,800
	—	—	10,000		141,800

George Kreigler III	—	—	6,186	(2)	84,700	(2)
	—	—	5,000		70,900
	—	—	5,000		70,900

Alain R. Riedo	11,000	106,200	6,186	(2)	84,700	(2)
	—	—	10,000		92,100

(1)	Value realized is based on the fair market value of our Common Stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

(2)	These amounts reflect a 2008 bonus award earned by the named executive officers under our annual bonus plan, which was paid with shares of common stock in 2009. The Company presents all stock awards in the fiscal year in which the awards were granted, in accordance with Item 402(d)(1) and Q&A 4.05 of the SEC Staff Guidance. 58% of the 2008 annual bonus plan was paid in the form of fully vested restricted stock awards under the 2005 Omnibus Equity Incentive Plan, approved by the Board of Directors and determined based on the value of our common stock on March 26, 2009 of $7.50 per share. Mr. Schramm, Mr. Kreigler and Mr. Riedo were granted 22,658, 6,186 and 6,186 shares of common stock, respectively. The stock awards were ultimately granted and released by the Compensation Committee on August 7, 2009 at $13.69 per share. Based on the release price, the fair market value of the restricted stock for Mr. Schramm, Mr. Kreigler and Mr. Riedo was $310,200, $84,700 and $84,700, respectively. In addition to the restricted stock awards, Mr. Schramm and Mr. Kreigler received cash payments of $123,065 and $33,605, respectively, for the 2008 bonus award. These amounts are reported in 2008 Non-Equity Incentive Plan Compensation in the 2009 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

David J. Schramm

Pursuant to his employment agreement, as amended, if Mr. Schramm’s employment is terminated without cause, either before or after a Change of Control, he will continue to receive his base salary for a period of twelve months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to twelve months. If Mr. Schramm’s employment terminates due to death or disability, all stock options and restricted shares granted to Mr. Schramm will become fully vested. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Schramm is subject to an involuntary termination within twelve months of the Change of Control, all options will vest in full.

Kevin S. Royal

Pursuant to his employment agreement, if Mr. Royal’s employment is terminated without cause, either before or after a Change of Control, he will continue to receive his base salary for a period of six months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to six months. If Mr. Royal’s employment terminates due to death or disability, all stock options and restricted shares granted to Mr. Royal will become fully vested. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the Change of Control, all options will vest in full.

George Kreigler III

Pursuant to his employment agreement, as amended, if Mr. Kreigler’s employment is terminated by the Company without cause, (a) he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to one-half his annual base salary in effect on the date of termination, and (b) all stock options then held by Mr. Kreigler will continue to vest according to their terms until the six-month anniversary of the termination date, and shall be exercisable to the extent so vested until the 60th day following the first anniversary of the date of termination.

If Mr. Kreigler’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination plus an amount equal to six months of his annual base salary in effect on the date of termination; and all stock options and restricted stock wards granted to Mr. Kreigler will become fully vested.

In connection with a Change of Control, if Mr. Kreigler’s employment is terminated by the Company without cause or he resigns following the occurrence of certain triggering events, in either case within three years after a Change of Control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus two cash payments, each equal to 50% of his annual base salary (the first such payment to be paid within 30 days and the second such payment to be paid within one year), plus a continuation of all benefit coverage for one year. In addition, vesting for all stock options held by Mr. Kreigler will accelerate and become immediately exercisable. Further, all restricted stock granted to Mr. Kreigler will vest in full upon a Change of Control. If payment of any of the benefits described above results in excise tax being imposed under Section 4999 of the Internal Revenue Code, then the Company will pay Mr. Kreigler an additional amount (the “gross up payment”) equal to (a) the amount of such excise tax and (b) the amount necessary to pay federal and California income tax arising from the payment described in clause (a). However, for any future Change of Control agreements we may enter into or materially amend, we do not intend to provide for an excise tax gross-up payment.

Estimated Payments and Benefits

The following table describes the potential payments and benefits upon termination of each of our named executive officer’s employment before or after a Change of Control of the Company described above, as if each officer’s employment terminated as of December 31, 2009, the last business day of the 2009 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause $	Termination without Cause Prior to Change in Control $	Termination due to Death or Disability $	Termination without Cause or Resignation following a Trigger Event after a Change in Control $	Change in Control (no termination of employment) $
David J. Schramm	Severance(1)	—	485,000	—	485,000	—
	Option Acceleration(2)	—	—	216,200	216,200	—
	Restricted Stock Acceleration(3)	—	1,315,700	1,315,700	1,315,700	1,315,700
	Health and Welfare(4)	—	9,100	9,100	9,100	—
	Vacation Payout(1)	58,400	58,400	58,400	58,400	—

	Total Value	58,400	1,868,200	1,599,400	2,084,400	1,315,700

Kevin S. Royal	Severance(1)	—	137,500	—	137,500	—
	Option Acceleration(2)	—	—	958,000	958,000	—
	Restricted Stock Acceleration(3)	—	713,600	713,600	713,600	713,600
	Health and Welfare(4)	—	6,400	6,400	6,400	—
	Vacation Payout(1)	14,100	14,100	14,100	14,100	—

	Total Value	14,100	871,600	1,692,100	1,829,600	713,600

George Kreigler III	Severance(1)	—	150,000	150,000	300,000	—
	Option Acceleration(2)	—	—	366,000	366,000	—
	Restricted Stock Acceleration(3)	—	713,600	713,600	713,600	713,600
	Health and Welfare(4)	—	6,500	6,500	6,500	—
	Vacation Payout(1)	77,400	77,400	77,400	77,400	—
	Retention bonus(5)	—	264,000	—	264,000	—
	Other(6)	—	55,000	55,000	55,000	—
	280G Gross-up(7)	—	—	—	714,300	—

	Total Value	77,400	1,266,500	1,368,500	2,496,800	713,600

(1)	For purposes of valuing the severance and vacation payments in the table above, we used each executive’s base salary at the end of 2009 and the number of accrued but unused vacation days at the end of 2009.

(2)	The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment termination and the Change of Control (if applicable) occurred on December 31, 2009. The value of the option acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between $17.84, which was the closing price of the Company’s Common Stock on December 31, 2009, and the exercise price of the option.

(3)	The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the Change of Control (if applicable) occurred on December 31, 2009. The value of the restricted stock acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of the Company’s Common Stock on December 31, 2009.

(4)	Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the Change of Control set forth in each individual executive’s employment agreement.

(5)	Mr. Kreigler’s retention bonus is payable on termination without cause, regardless whether there is a Change of Control, but is not payable on resignation under any circumstances. This was paid in March 2010.

(6)	Mr. Kreigler would receive up to $15,000 in reimbursement of relocation costs upon termination of employment and could receive up to $40,000 in real estate closing costs if he sells his California home within three months after termination.

(7)	The calculation of the gross-up payment in the above table is based upon a Change of Control triggering event in which compensatory payments to the officer have a value greater than three times the executive’s average compensation for the prior five years. If that amount is exceeded, then the calculation reflects an excise tax rate of 20%, a 35% federal supplemental tax rate, a 1.45% Medicare tax rate and a 9.3% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Awards, Stock Options and RSU Awards	Weighted-Average Exercise Price of Outstanding Awards, Stock Options and RSU Awards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,944,012	$8.33	581,981	(1)

(1)	This includes 294,996 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 286,985 shares available for future issuance under the 2005 Omnibus Equity Incentive Plan.

RELATED PARTY TRANSACTIONS

Maxwell SA, a subsidiary of Maxwell Technologies, Inc., made payments to Metar Machines (“Metar”) for commissions on sales of our High Voltage products. Metar has established business relationships in Asia that provide additional sales opportunity for High Voltage products. Montena, SA (“Montena”) was the majority shareholder of Metar Machines until March 22, 2009. A member of Maxwell Technologies, Inc. Board of Directors, José Cortes, is also a director of Montena. Mr. Cortes is also a minority shareholder of Genturica Ltd. and Genturica Ltd. is the majority shareholder of Montena. As of March 22, 2009, Montena had sold its interest in Metar. Further, the Company has terminated its agreement with Metar as of May 14, 2009, and Metar is no longer a related party. Total expense for this non-exclusive sales commission recognized during the years ended December 31, 2009, 2008 and 2007 was $128,000, $260,000 and $119,000, respectively. The expense included accounts payable of $0, $39,000 and $27,000 as of December 31, 2009, 2008 and 2007, respectively. All expenses are classified as selling, general and administrative expense in the statement of operations.

Maxwell SA’s Pension Plan has provided a long term loan of 700,000 Swiss Francs (approximately $676,000 as of December 31, 2009) to Montena Properties SA. Montena Properties SA is 100% owned by Montena SA. The loan has been negotiated to be completely repaid by December 12, 2010 and bears an interest rate of 4.25%. As stated earlier, a member of Maxwell Technologies, Inc.’s Board of Directors, José Cortes, is also a director and indirect minority stockholder of Montena SA. The loan was provided to Montena Properties SA prior to Mr. Cortes becoming a director of Maxwell and Montena.

OTHER BUSINESS

The Board does not intend to present any other business at the Annual Meeting and knows of no other matters which will be presented at the Annual Meeting.

INCORPORATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” certain information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This Proxy Statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s 2009 Annual Report on Form 10-K, a copy of which is being furnished to you with this Proxy Statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123.

By Order of the Board of Directors,

Kevin S. Royal

Secretary

March 26, 2010

San Diego, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU ARE ENCOURAGED TO VOTE BY INTERNET.

Appendix A

CERTIFICATE OF AMENDMENT

OF

2005 Omnibus Equity Incentive Plan

OF

MAXWELL TECHNOLOGIES, INC.

1.	Purpose, History and Effective Date.

a.	Purpose. The Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, employees, directors or consultants and (ii) to increase stockholder value. The Plan will provide Participants incentives to increase stockholder value by offering the opportunity to acquire shares of the Company’s common stock or receive monetary payments based on the value of such common stock on the potentially favorable terms that this Plan provides.

b.	History. Prior to the effective date of this Plan, the Company had in effect the 1995 Plan. Upon stockholder approval of this Plan, no new awards will be granted under the 1995 Plan.

c.	Effective Date. This Plan will become effective, and Awards may be granted under this Plan, on and after the Effective Date. This Plan will terminate as provided in Section 14.

2.	Definitions. Capitalized terms used in this Plan have the following meanings:

a.	“1995 Plan” means the Amended and Restated Maxwell Technologies, Inc. 1995 Stock Option Plan.

b.	“Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

c.	“Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or Dividend Equivalent Units.

d.	“Award Agreement” means a written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.

e.	“Board” means the Board of Directors of the Company.

f.	“Change of Control” means, subject to the provisions of this Section 2(f) the occurrence of any one of the following events:

(i)	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by Persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)	a change in the composition of the Board, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (A) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change of Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv)	any transaction as a result of which any Person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this paragraph (iv), the term “Person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

Notwithstanding anything to the contrary contained herein, the occurrence of any event listed in this Section 2(f) shall not constitute a Change of Control unless and until the Committee makes an affirmative determination in writing that such occurrence constitutes a Change of Control for purposes of this Plan. In addition, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

g.	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

h.	“Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority).

i.	“Company” means Maxwell Technologies, Inc., a Delaware corporation, or any successor thereto.

j.	“Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

k.	“Disability” has the meaning ascribed to the term in Code Section 22(e)(3), as determined by the Committee.

l.	“Disinterested Persons” means the non-employee directors of the Company within the meaning of Rule 16b-3 as promulgated under the Exchange Act.

m.	“Dividend Equivalent Unit” means the right to receive a payment equal to the cash dividends paid with respect to a Share.

n.	“Effective Date” means the date the Company’s stockholders approve this Plan.

o.	“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

p.

“Fair Market Value” means, per Share on a particular date, (i) if the Stock is listed for trading on The Nasdaq National Market, the last reported sales price on the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on The Nasdaq National Market; or (ii) if the Stock is not listed or admitted to trading on The Nasdaq National Market, the last reported sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (iii) if the Stock is not listed or admitted to trading on any national securities exchange, the last reported sales price on the date in question in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date the

Stock is not quoted by any such organization, the last sales price on the date in question as furnished by a professional market making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee.

q.	“Incentive Stock Option” means an Option that meets the requirements of Code Section 422.

r.	“Option” means the right to purchase Shares at a specified price during a specified period of time.

s.	“Participant” means an individual selected by the Committee to receive an Award, and includes any individual who holds an Award after the death of the original recipient.

t.	“Performance Goals” means any goals the Committee establishes that relate to one or more of the following for such period as the Committee specifies:

(i)	Revenue;

(ii)	Earnings before interest, taxes, depreciation and amortization, as adjusted (EBITDA as adjusted);

(iii)	Income before income taxes and minority interests;

(iv)	Operating income;

(v)	Pre- or after-tax income;

(vi)	Average accounts receivable;

(vii)	Cash flow;

(viii)	Cash flow per share;

(ix)	Net earnings;

(x)	Basic or diluted earnings per share;

(xi)	Return on equity;

(xii)	Return on assets;

(xiii)	Return on capital;

(xiv)	Growth in assets;

(xv)	Economic value added;

(xvi)	Share price performance;

(xvii)	Total stockholder return;

(xviii)	Improvement or attainment of expense levels;

(xix)	Market share or market penetration;

(xx)	Business expansion, and/or acquisitions or divestitures; or

(xxi)	With respect to Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), any other performance goals as determined by the Committee, provided that any such goal(s) are established in writing by the Committee no later than 90 days after the commencement of the period of service to which the goal relates and while the achievement of such goal(s) is substantially uncertain.

The Committee may specify at the time an Award is made that the Performance Goals are to be measured for an individual, the Company, for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, and/or that the Performance Goals are to be measured either in absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

u.	“Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

v.	“Performance Units” means the right to receive a payment, based on a number of units with a specified value, to the extent Performance Goals are achieved.

w.	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 14(d) and 15(d) thereof.

x.	“Plan” means this Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan, as may be amended from time to time.

y.	“Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

z.	“Restricted Stock Unit” means the right to receive a payment which right may vest upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service, with each unit having a value equal to the Fair Market Value of one or more Shares, or the average of the Fair Market Value of one or more Shares over such period as the Committee specifies.

aa.	“Retirement” means, unless the Committee determines otherwise in an Award Agreement, termination of employment from the Company and its Affiliates on or after age 65 with five (5) years of continuous service with the Company and its Affiliates.

bb.	“Rule 16b-3” means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Exchange Act.

cc.	“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

dd.	“Share” means a share of Stock.

ee.	“Stock” means the common stock of the Company.

ff.	“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

gg.	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each such corporation owns stock possessing fifty percent (50%) or more of the total combined voting power in one of the other corporations in the chain.

3.	Administration.

a.

Committee Administration. In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or Award Agreement in the manner and to the extent it deems desirable to carry this Plan, such Award or such Award Agreement into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and any other individual with a right under the Plan or under any Award.

b.	Delegation to Other Committees or CEO. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to the Chief Executive Officer of the Company, any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised. The Board also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such other committee or the Chief Executive Officer to the extent of such delegation.

c.	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

4.	Eligibility. The Committee may designate any of the following as a Participant from time to time: any officer or other employee of the Company or any of its Affiliates, an individual that the Company or an Affiliate has engaged to become an officer or other employee, a Director, or a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year.

5.	Types of Awards. Subject to the terms of this Plan, the Committee may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of Incentive Stock Options. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate). Awards granted under the Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.

6.	Shares Reserved under this Plan.

a.	Plan Reserve. Subject to adjustment as provided in Section 16, an aggregate of two million seven hundred fifty thousand (2,750,000) Shares, plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares delivered in payment or settlement of Awards. Notwithstanding the foregoing, the Company may issue only one million seven hundred fifty thousand (2,750,000) Shares upon the exercise of Incentive Stock Options.

b.	Replenishment of Shares Under this Plan. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, or if Shares are forfeited under an Award, then the Shares subject to such Award may again be used for new Awards under this Plan under Section 6(a), including issuance as Incentive Stock Options. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or if previously owned Shares are delivered to the Company in payment of the exercise price of an Award or the withholding taxes due as a result of the issuance or receipt of a payment or Shares under an Award, then such Shares may again be used for new Awards under this Plan under Section 6(a), but such Shares may not be issued pursuant to Incentive Stock Options.

c.	Addition of Shares from Predecessor Plan. After the Effective Date, if any Shares subject to awards granted under the 1995 Plan would again become available for new grants under the terms of such plan, then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under the first sentence of Section 6(a). Any such Shares will not be available for future awards under the terms of the 1995 Plan after the Effective Date. The maximum number of additional Shares that may become available under this Section 6(c) following stockholder approval of the 2010 amendment to this Plan is 614,795 Shares.

d.	Participant Limitations. Subject to adjustment as provided in Section 16, with respect to Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m), no Participant may be granted Awards that could result in such Participant:

(i)	receiving in any calendar year Options for, and/or Stock Appreciation Rights with respect to, more than two hundred fifty thousand (250,000) Shares (reduced, in the initial calendar year in which this Plan is effective, by the number of options granted to a Participant under the 1995 Plan in such year, if any), except that Options and/or Stock Appreciation Rights granted to a new employee in the calendar year in which his or her employment commences may not relate to more than five hundred thousand (500,000) Shares;

(ii)	receiving in any calendar year Awards of Restricted Stock and/or Restricted Stock Units relating to more than two hundred fifty thousand (250,000) Shares;

(iii)	receiving in any calendar year Awards of Performance Shares, and/or Awards of Performance Units (the value of which is based on the Fair Market Value of a Share), for more than two hundred fifty thousand (250,000) Shares; or

(iv)	receiving in any calendar year Awards of Performance Units (the value of which is not based on the Fair Market Value of a Share) that could result in a payment of more than Two Hundred Fifty Thousand Dollars ($250,000).

With respect to Awards that are not intended to meet the requirements of performance-based compensation under Code Section 162(m), the Committee may grant Awards in excess of the limits described in this subsection (d), but only if such discretion would not cause Awards that are intended to be performance-based compensation under Code Section 162(m) from being treated as such.

7.	Options.

a.	Discretionary Grants. Except as provided in subsection (b) and subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(i)

Whether the Option is an Incentive Stock Option, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; provided that in the case of an Incentive Stock Option, if the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which all Incentive Stock Options are first exercisable by the Participant during any calendar year (under this Plan and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded.

(ii)	The number of Shares subject to the Option.

(iii)	The exercise price per Share, which may not be less than the Fair Market Value of a Share as determined on the date of grant; provided that (i) no Incentive Stock Option shall be granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless the exercise price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and (ii) the exercise price may vary during the term of the Option if the Committee determines that there should be adjustments to the exercise price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the exercise price per Share be less than the Fair Market Value of a Share as determined on the date of grant).

(iv)	The terms and conditions of exercise, which may include a requirement that exercise of the Option is conditioned upon achievement of one or more Performance Goals or may provide for an acceleration of the exercisability upon the Participant’s death, Disability or Retirement.

(v)

The termination date, except that each Option must terminate no later than the tenth (10th) anniversary of the date of grant, and each Incentive Stock Option granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary must terminate no later than the fifth (5th) anniversary of the date of grant. Notwithstanding the foregoing, the Committee may extend the term of an Option for up to six (6) months beyond the tenth (10th) anniversary of the date of grant in the event a Participant dies prior to the Option’s termination date.

(vi)	The exercise period following a Participant’s termination of employment or service.

In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

8.	Stock Appreciation Rights. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

a.	Whether the SAR is granted independently of an Option or relates to an Option; provided that if an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

b.	The number of Shares to which the SAR relates.

c.	The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant.

d.

The terms and conditions of exercise or maturity, which may include a provision that accelerates the exercisability of the SAR upon the Participant’s death, Disability or Retirement. Notwithstanding the foregoing, unless the Committee determines otherwise in the Award Agreement, if on the date when the SAR expires or otherwise terminates, the grant price for the SAR is less than the Fair Market Value of a Share, then the unexercised portion of the SAR that was exercisable immediately prior to such date shall automatically be deemed exercised.

e.

The term, provided that an SAR must terminate no later than 10 years after the date of grant. Notwithstanding the foregoing, the Committee may extend the term of an SAR for up to six (6) months beyond the tenth (10th) anniversary of the date of grant in the event a Participant dies prior to the SAR’s termination date.

f.	Whether the SAR will be settled in cash, Shares or a combination thereof.

9.	Performance Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Performance Shares or Performance Units, including but not limited to:

a.	The number of Shares and/or units to which such Award relates, and with respect to Performance Units, whether the value of each unit will be based on the Fair Market Value of one or more Shares, the average of the Fair Market Value of one or more Shares over such period as the Committee specifies, or such other value as the Committee specifies in the Award Agreement.

b.	One or more Performance Goals that must be achieved during such period as the Committee specifies in order for the Participant to realize the benefit of such Award.

c.	Whether all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement.

d.	With respect to Performance Units, whether to settle such Award in cash, Shares, or a combination of cash and Shares.

10.	Restricted Stock and Restricted Stock Unit Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Restricted Stock or Restricted Stock Units, including but not limited to:

a.	The number of Shares and/or units to which such Award relates.

b.	The period of time over which the restrictions imposed on Restricted Stock will lapse and the vesting of Restricted Stock Units will occur, and whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Committee specifies; provided that, subject to the provisions of Section 10(c), an Award that is subject to the achievement of Performance Goals must have a restriction or vesting period of at least one year, and an Award that is not subject to Performance Goals must have a restriction or vesting period of at least three years. Notwithstanding the foregoing, if the Committee determines in its sole discretion that an Award of Restricted Stock or Restricted Stock Units is granted to a Participant in lieu of cash compensation (including without limitation bonus cash compensation), the Committee may impose such restriction or vesting period on such Award as it determines.

c.	Whether all or any portion of the restrictions or vesting schedule imposed on the Award will lapse or be accelerated upon a Participant’s death, Disability or Retirement.

d.	With respect to Restricted Stock Units, whether to settle such Awards in cash, Shares, or a combination of cash and Shares.

e.	With respect to Restricted Stock, the manner of registration of certificates for such Shares, and whether to hold such Shares in escrow pending lapse of the restrictions or to issue such Shares with an appropriate legend referring to such restrictions.

f.	Whether dividends paid with respect to an Award of Restricted Stock will be immediately paid or held in escrow or otherwise deferred and whether such dividends shall be subject to the same terms and conditions as the Award to which they relate.

11.	Dividend Equivalent Units. Subject to the terms and conditions of this Plan, the Committee will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether such Award will be granted in tandem with another Award, and the form, timing and conditions of payment.

12.	Payment of Directors’ Fees in Options. Subject to such restrictions as may be imposed by the Board, a Director may elect to receive all or any portion of his or her annual cash retainer payment from the Company in the form of Options. The number of Options granted as a result of such election shall be determined by multiplying the amount of foregone cash compensation by four (4), and dividing such product by the Fair Market Value of a Share on the date the cash compensation would have otherwise been paid to the Director. Such Options shall be issued under and subject to the terms of this Plan. An election under this Section 12 shall be filed with the Company on such form and in such manner as the Board determines.

13.	Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (b) transfer an Award.

14.	Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

a.	Term of Plan. This Plan will terminate on the tenth anniversary of the Effective Date unless the Board or Committee earlier terminates this Plan pursuant to Section 14(b).

b.	Termination and Amendment. The Board or the Committee may amend, suspend or terminate this Plan at any time, subject to the following limitations:

(i)	the Board must approve any amendment, suspension or termination of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law;

(ii)	stockholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii)	stockholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(d) (except as permitted by Section 16); or (B) an amendment to the provisions of Section 14(e).

c.

Amendment, Modification or Cancellation of Awards. Except as provided in Section 14(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 16), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an

Award pursuant to the provisions of Section 16(a) or the modification of an Award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting treatment of any Award for the Company.

d.	Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 14 will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

e.	Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 16, neither the Committee nor any other person may decrease the exercise price for any outstanding Option after the date of grant nor cancel or allow a Participant to surrender an outstanding Option to the Company as consideration for the grant of a new Option with a lower exercise price or the grant of another type of Award the effect of which is to reduce the exercise price of any outstanding Option.

f.	Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 14(b)(ii).

15	Taxes.

a.	Withholding Right. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares deliverable under this Plan after giving the person entitled to receive such amount or Shares notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction.

b.	Use of Shares to Satisfy Tax Withholding. The Committee may permit a Participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with an Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent required to avoid an expense on the Company’s financial statements. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

16.	Adjustment Provisions; Change of Control.

a.

Adjustment of Shares. If the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that the Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to

Participants’ rights under Section 16(c), the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a) and 6(d)), and which may after the event be made the subject of Awards under this Plan, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (A) such payment shall be at least as favorable to the holder as the amount the holder could have received in respect of such Award under Section 16(c) and (B) from and after the Change of Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each Share then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this subsection (a). However, in each case, with respect to Awards of Incentive Stock Options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. Without limitation, subject to Participants’ rights under Section 16(c), in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee may substitute, on an equitable basis as the Committee determines, for each Share then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

b.	Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

c.	Change of Control.

(i)	The Committee may specify, either in an Award Agreement or at the time of a Change of Control, whether an outstanding Award shall become vested and/or payable, in whole or part, as a result of the Change of Control.

(ii)

If, in connection with the Change of Control, the Options and SARs issued under the Plan are not assumed, or if substitute Options and SARs are not issued, or if the assumed or substituted awards fail to contain similar terms and conditions as the Award prior to the Change of Control or fail to preserve, to the extent applicable, the benefit to be provided to the Participant as of the date of the Change of Control, including but not limited to the right of the Participant to receive shares upon exercise of the Option or SAR that are registered for sale to the public pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission, then each holder of an Option or SAR that is outstanding as of the date of the Change of Control shall have the right, exercisable by written notice to the Company (or its successor in the Change of Control transaction) within 30 days after the Change of Control (but not beyond the Option’s or SAR’s expiration date), to receive, in exchange for the surrender of the Option or SAR, an amount of cash equal to the excess of the greater of the Fair Market Value of the Shares determined on the Change of Control date or the Fair Market Value of the Shares on the date of surrender covered by the Option or SAR (to the extent vested and not yet exercised) that is so surrendered over the purchase or grant price of such Shares under the Award. If the Committee so determines prior to the Change of Control, any such Option or SAR that is not exercised or surrendered prior to the end of such 30-day period will be cancelled.

(iii)	If, in connection with the Change of Control, the Shares issued to a Participant as a result of the accelerated vesting or payment of a Restricted Stock Award, Performance Share Award, Restricted Stock Unit Award, Performance Unit Award or Dividend Equivalent Award under this subsection (c) are not registered for sale to the public pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission, then each holder of such Shares shall have the right, exercisable by written notice to the Company (or its successor in the Change of Control transaction) within 30 days after the Change of Control, to receive, in exchange for the surrender of such Shares an amount of cash equal to the greater of the Fair Market Value of a Share on the Change of Control date or the Fair Market Value of such Share on the date of surrender.

d.	Parachute Payment Limitation.

(i)	Scope of Limitation. This Section 16(d) shall apply to an Award only if:

(A)	the independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Code Section 4999), will be greater after the application of this Section 16(d) than it was before the application of this Section 16(d); or

(B)	the Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Section 16(d) (regardless of the after-tax value of such Award to the Participant).

If this Section 16(d) applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

(ii)	Basic Rule. Except as may be set forth in a written agreement by and between the Company and the holder of an Award, in the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Code Section 280G, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 16(d), the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G.

(iii)

Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Code Section 280G, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten (10) days of receipt of notice. If no such election is made by the Participant within such ten (10) day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 16(d), present value shall be determined in accordance with Code Section 280G(d)(4). All determinations made by the Auditors under this Section 16(d)

shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

(iv)	Overpayments and Underpayments. As a result of uncertainty in the application of Code Section 280G at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Code Section 4999. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(v)	Related Corporations. For purposes of this Section 16(d), the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Code Section 280G(d)(5).

17.	Miscellaneous.

a.	Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i)	one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that if Shares would have otherwise been issued under an Award but for the deferral described in this paragraph, then such Shares shall be treated as if they were issued for purposes of Sections 6(a));

(ii)	the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(iii)	conditioning the grant or benefit of an Award on the Participant’s agreement to comply with covenants not to compete, not to solicit employees and customers and not to disclose confidential information that may be effective during or after the Participant’s employment or service, and/or provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award as a result of the breach of such covenant;

(iv)	the automatic grant of a new Option (the “replenishment Option”) to a Participant who pays the exercise price of an existing Option in Shares; provided that the replenishment Option shall cover only that number of Shares that is used to pay the exercise price and shall expire at the same time as the original Option to which it relates;

(v)	restrictions on resale or other disposition of Shares, including imposition of a retention period; and

(vi)	compliance with federal or state securities laws and stock exchange requirements.

b.	Employment or Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(i)	a Participant who transfers employment between the Company and any Affiliate of the Company, or between the Company’s Affiliates, will not be considered to have terminated employment;

(ii)	a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii)	a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a Non-Employee Director, a non-employee director of any Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv)	a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

c.	No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

d.	Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

e.	Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

f.	Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. The parties agree that the exclusive venue for any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, shall be a court sitting in the County of Los Angeles, or the Federal District Court for the Central District of California sitting in the County of Los Angeles, in the State of California, and further agree that any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to assert a jury trial.

g.	Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

h.	Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and this Plan is not to be construed with reference to such titles.

i.	Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect

MAXWELL TECHNOLOGIES, INC. Kevin S. Royal 9244 BALBOA AVENUE SAN DIEGO, CA 92123

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “For All” the following.
1.	Election of Directors	☐	☐	☐	___________________________________________

Nominees

01	Mark Rossi 02 Jean Lavigne	03 Burkhard Göeschel

The Board of Directors recommends you vote FOR the following proposal(s).						For	Against	Abstain

2	Approve an increase in the number of shares of Common Stock reserved for issuance under the 2005 Omnibus Equity Incentive Plan from 1,750,000 shares to 2,750,000 shares and approve for federal tax purposes the performance goals that may be used with respect to certain performance-based awards granted under the plan.					☐	☐	☐

3	Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.					☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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MAXWELL TECHNOLOGIES, INC.

This proxy is solicited on behalf of the Board of Directors

For the Annual Meeting of Stockholders

May 6, 2010 11:00 A.M PDT

The stockholder(s) hereby appoint(s) David J. Schramm and Kevin S. Royal, or either of them as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MAXWELL TECHNOLOGIES, INC. that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders(s) to be held at 11:00 a.m, PDT on May 6, 2010, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, AND “FOR” PROPOSAL 2 AND 3.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred. The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the 2010 Annual Meeting of Stockholders and accompanying Proxy Statement dated March 26, 2010.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side